Exhibit 99.(D)(2)

B.11

Financial Statements of the Government of New Zealand for the year ended 30 June 2005

ISBN 0-478-18283-X

Prepared and furnished to the House of Representatives in accordance with Part III of the Public Finance Act 1989

© Crown Copyright Reserved
ISBN 0-478-18283-X

Internet
This document will be made available on the New Zealand Treasury’s
Internet site. The URL for this site is www.treasury.govt.nz.

Contents

Statement of Responsibility

Ministerial Statement

Commentary on the Financial Statements

Overview
Financial Performance
Core Crown Cash Flows
Use of the Operating Surplus
Financial Position
Comparison with 2005 Pre-election Update and 2004 Budget Update
Historical Information

Report of the Auditor-General

Financial Statements

Statement of Financial Performance
Analysis of Expenses of the Statement of Financial Performance
Statement of Cash Flows
Reconciliation of Net Cash Flows from Operation to Operating Balance
Statement of Financial Position
Analysis of Key Components of the Statement of Financial Position
Statement of Movement in Equity
Statement of Borrowings
Statement of Commitments
Statement of Contingent Liabilities and Contingent Assets
Statement of Segments
Statement of Accounting Policies
Notes to the Financial Statements

Additional Statements on Core Crown

Core Crown Cash Flow Reconciliation to Government Stock Issues
Statement of Unappropriated Expenditure, Expenses or Liabilities
Statement of Emergency Expenditure, Expenses or Liabilities
Statement of Trust Money

Supplementary Information

Crown Reporting Entity as at 30 June 2005
Information on Property, Plant and Equipment
Information on SOEs and Crown Entities

Information for the International Monetary Fund on SDDS

Statement of Responsibility

These financial statements have been prepared by the Treasury in accordance with the provisions of the Public Finance Act 1989. The financial statements comply with generally accepted accounting practice.

The Treasury is responsible for establishing and maintaining a system of internal control designed to provide reasonable assurance that the transactions recorded are within statutory authority and properly record the use of all public financial resources by the Crown. To the best of my knowledge, this system of internal control has operated adequately throughout the reporting period.

John Whitehead
Secretary to the Treasury

16 September 2005

I accept responsibility for the integrity of these financial statements, the information they contain and their compliance with the Public Finance Act 1989.

In my opinion, these financial statements fairly reflect the financial position of the Crown as at 30 June 2005 and its operations for the year ended on that date.

Hon Dr Michael Cullen
Minister of Finance

16 September 2005

Ministerial Statement

Over the past six years the New Zealand economy has performed strongly. Together with careful fiscal management this has resulted in a steady strengthening of the fiscal position. Operating surpluses have continued and gross and net debt levels have reduced. This has been our goal.

The financial statements for the year ended 30 June 2005 show an operating balance surplus result of $6.2 billion and a net worth of $50.0 billion.

The OBERAC (operating balance excluding revaluations and accounting policy changes) was $8.9 billion compared with $6.6 billion last year. Both net worth and the OBERAC have improved from last year reflecting continued economic growth.

The OBERAC surplus was sufficient to fund capital needs and set aside $2.1 billion for the New Zealand Superannuation Fund.

Gross sovereign-issued debt has tracked down to 23.5% (25.3% 30 June 2004), which is consistent with the Government’s long-term fiscal objective of gross debt as a percentage of GDP slowly reducing over the longer term and passing through 20% of GDP by 2015.

The government’s objective is to manage the Crown’s overall finances in a prudent and responsible manner. It will continue with the overall fiscal strategy of maintaining a cautious fiscal stance with sufficient headroom to provide a buffer against forecast changes or unanticipated events.

Hon Dr Michael Cullen
Minister of Finance

16 September 2005

Commentary on the Financial Statements

Overview

The Crown financial statements show:

Table 1 – Key fiscal indicators

	30 June 2005		30 June 2004		30 June 2005
$ million	Actual	Ratio to GDP% 1	Actual	Ratio to GDP%	Estimated actual forecast	Ratio to GDP% 1

Net cash flow from core operating and investing activity	3,104	2.1	520	0.4	3,156	2.1
Gross sovereign-issued debt	35,045	23.5	35,527	25.3	35,055	23.5
Net core Crown debt	10,771	7.2	15,204	10.8	10,758	7.2
Total Crown debt	36,864	24.7	36,825	26.3	36,366	24.4
Operating balance	6,247	4.2	7,424	5.3	5,776	3.9
OBERAC	8,873	5.9	6,629	4.7	8,317	5.6
Net worth	49,983	33.5	35,463	25.3	41,857	28.1
Net core Crown debt with NZS Fund assets	4,216	2.8	11,248	8.0	4,203	2.8

1           Calculated using Treasury PREFU forecast of nominal expenditure based GDP for the year to 30 June 2005

•           an operating balance of $6.2 billion (4.2% of GDP) and an OBERAC of $8.9 billion (5.9% of GDP)

•           the OBERAC was higher than last year’s $6.6 billion (4.7% of GDP), reflecting:

•           growth in taxation revenue of 9.6%, which has been driven by growth in wages, employment, corporate profits and consumption, giving total tax revenue of 31.3% of GDP (30.3% of GDP in 2004)

•           offset by growth in core Crown expenses (excluding liability valuation movements) of 6.9% (30.0% of GDP, compared to 29.9% of GDP in 2004), largely reflecting the additional policy spending introduced in the 2004 Budget (consistent with the Government’s spending intentions), benefit indexation and some increases to demand-driven spending in areas such as education

•           the core Crown cash equivalent of the OBERAC was $8.6 billion, which has been applied to the Government’s investment strategy (such as contributions to the New Zealand Superannuation Fund and purchasing physical assets) leaving cash available for debt repayment of $3.1 billion

•           gross sovereign-issued debt was $35 billion, which has decreased by around $0.5 billion from last year

•           net worth was $50 billion, which was an increase of around $14.5 billion from last year, reflecting the operating balance of $6.2 billion and physical asset revaluations of $8.2 billion.

Financial Performance

This section compares the actual 2004/05 financial performance with actual 2003/04 financial performance.

The operating balance was $6,247 million for the year ended 30 June 2005. The following table provides a breakdown of the operating balance at a total Crown level (eg, revenues and expenses include those of all entities, including SOEs and Crown entities (except Tertiary Education Institutions - TEIs)).

Table 2 – Comparison of Operating Balances

$ million	30 June 2005 Actual	30 June 2004 Actual	Change
Revenue
Taxation revenue	46,624	42,532	4,092
Levies, fees, fines & penalties	3,115	2,986	129
Other revenue	17,326	14,869	2,457
Total Revenue	67,065	60,387	6,678

Expenses
Functional expenses	54,720	50,629	4,091
Finance and FX movts	2,743	2,573	170
GSF and ACC liability movts	3,447	(145)	3,592
Total Expenses	60,910	53,057	7,853
Net surplus of TEIs	133	139	(6)
Minority interest	(41)	(45)	4
Operating Balance	6,247	7,424	(1,177)

These results can be broken down into three institutional segments. The following table is a summary of the information shown on pages 36 to 39.

Table 3 – Revenue and Expenses by segments

$ million	Core Crown	Crown entities	State- owned enterprises	Inter- segment eliminations	Total Crown
Revenue
June 2005 actual	52,065	22,811	10,265	(18,076)	67,065
June 2004 actual	46,932	21,172	8,957	(16,674)	60,387
Variance	5,133	1,639	1,308	(1,402)	6,678

Expenses
June 2005 actual	46,234	23,045	9,266	(17,635)	60,910
June 2004 actual	41,608	19,602	8,240	(16,393)	53,057
Variance	4,626	3,443	1,026	(1,242)	7,853
TEI Surplus and Minority Interest
June 2005 actual	—	133	(41)	—	92
June 2004 actual	—	139	(45)	—	94
Variance	—	(6)	4	—	(2)

Operating Balance
June 2005 actual	5,831	(101)	958	(441)	6,247
June 2004 actual	5,324	1,709	672	(281)	7,424
Variance	507	(1,810)	286	(160)	(1,177)

The following section discusses revenue and expenses of the Crown by segment of reported government activity (ie, core Crown, SOEs and Crown entities).

Core Crown

Core Crown revenue was $52.1 billion for the year ended 30 June 2005, compared to $46.9 billion in 2004. The major source of core Crown revenue was tax revenue of $47.1 billion.

Table 4 – Comparison of core Crown tax

$ million	30 June 2005 Actual	30 June 2004 Actual	Change
Tax Types
Source deductions	18,324	16,908	1,416
Other persons	3,227	3,167	60
Company tax	7,764	6,361	1,403
Resident withholding taxes	1,560	1,237	323
Other direct taxes	1,558	1,351	207
Goods and service tax	10,198	9,718	480
Excise duties	2,156	2,242	(86)
Other indirect taxes	2,331	2,024	307
Total	47,118	43,008	4,110

The above table provides a breakdown of the main tax types and the growth in those tax types since 2004 including:

•           source deductions increased by around $1.4 billion reflecting the current strength in the labour market

•           companies tax increased by around $1.4 billion mainly driven by strong corporate returns, and

•           goods and services tax increased by around $0.5 billion mainly due to increased consumer spending.

The remainder of core Crown revenue comprises:

•           investment income of $2.8 billion ($2 billion in 2004). The increase in investment income is due to increased asset holdings by the NZS Fund and a strong equity market in 2005. In addition dividend income has increased reflecting the growth in operating surplus of SOEs in 2005

•           other sovereign levied income of $0.6 billion ($0.6 billion in 2004)

•           other revenue (including sale of goods and services) of $1.5 billion ($1.3 billion in 2004).

Core Crown expenses were $46.2 billion for the year ended 30 June 2005, compared to $41.6 billion in 2004. Once the movement in the GSF unfunded liability is removed, core Crown expenses were $44.8 billion (30.0% of GDP) compared to $41.9 billion in 2004 (29.9% of GDP).

Table 5 – Comparison of core crown expenses by functional classification

$ million	30 June 2005 Actual	30 June 2004 Actual	Change
Expenses by functional classification
Social security and welfare	14,682	14,252	430
Health	8,813	8,111	702
Education	7,930	7,585	345
Core government services	2,217	1,741	476
Transport and communications	1,635	1,461	174
Economic and industrial services	1,444	1,192	252
Heritage, culture and recreation	991	634	357
Other functional classes	4,838	4,695	143
Finance costs	2,274	2,252	22
Total (excl valuation changes)	44,824	41,923	2,901

The above table compares the main functional core Crown expenses between the 2004 and 2005 financial years including:

•           social security and welfare expenses increasing by $0.4 billion reflecting the annual benefit indexation, which has been partially offset by lower spending on unemployment benefits due to the lower rate of unemployment during 2005

•           health expenses increased by $0.7 billion, driven primarily by increased funding to maintain and improve existing service levels

•           education expenses increased by $0.3 billion largely due to increased funding provided in the 2004 Budget and change in student loan provisioning

•           core government service expenses increased by $0.5 billion reflecting new spending allocated in the 2004 Budget, increase in debt provisioning for taxes receivable and an increase in the National Provident Fund liability valuation

•           heritage, culture and recreation expenses increased by around $0.4 billion mainly due to the recognition of the estimated liability of the Kyoto Protocol.

Crown entities

The primary source of revenue for Crown entities is funding from core Crown departments. The main Crown entities that generate operating surpluses are Accident Compensation Corporation (ACC), Earthquake Commission (EQC) and Transit New Zealand. These entities usually retain their surpluses for their long-term purposes. For example, ACC will retain its surplus in order to build up its asset portfolio to help meet its outstanding claims liability, while EQC will use its operating surplus to build up assets to cover claims in the event of any future natural disaster, and Transit New Zealand will usually utilise its surplus for capital spending on roads.

For the year ended 30 June 2005, the Crown entities’ operating balance deficit was $0.1 billion, removing the revaluation movement of the ACC unfunded liability the operating balance was $1.9 billion ($1.9 billion in 2004). This comprises:

•           revenue of $22.8 billion, compared to $21.1 billion in 2004. The increase was driven by increased funding revenue Crown entities have received from departments and increased investment returns on the asset portfolios held by ACC and EQC

•           expenses (excluding valuation movements) of $21 billion, compared to $19.4 billion in 2004, reflecting the higher level of services provided due to the increase in funding.

State-Owned Enterprises (SOEs)

The SOE operating balance for the year ended 30 June 2005 was $1 billion ($0.7 billion in 2004). This comprises:

•           revenue of $10.3 billion, compared to $9.0 billion in 2004. The increase was mainly driven by an increase in sale of goods and services in the electricity sector due to an increase in spot prices. The increase was somewhat offset by an increase in expenses as these entities also purchased electricity at a higher spot rate

•           expenses of $9.3 billion, compared to $8.2 billion in 2004.

Core Crown Cash Flows

The OBERAC cannot be fully used by the Government to fund its capital programme. This is because some components of the OBERAC are non-cash (ie, depreciation) or retained by entities within the Crown (ie, SOE/Crown entities surpluses and NZS Fund returns) for the purposes of achieving their long term objectives.

Adjusting for these items gives the core Crown operating cash flow, which was $8.6 billion for the year ended 30 June 2005. The core Crown cash flow from operations has been used to fund the capital expenditure, which included:

•           contributions to the NZS Fund of $2.1 billion

•           net purchases of physical assets of $1.4 billion (eg, land and buildings for prisons and schools)

•           capital injections of $0.6 billion (including District Health Boards, HNZC and Air NZ) and purchase of Reserve Bank reserves of $0.8 billion, and

•           advances of $0.6 billion (primarily student loans).

The core Crown cash flow generated from operations has been more than sufficient to meet the government’s capital programme, leaving a $3.1 billion cash available for debt repayment from the current year’s operating and investing activities.

Table 6 – Comparison of core Crown cash flows

$ million	30 June 2005 Actual	30 June 2004 Actual	Change
Operating activities	8,560	5,443	3,117
Investing activities (including NZS Fund purchases of MSDs & equities, and excluding other net purchases of MSDs)	(5,456)	(4,923)	(533)
Net cash flow from core operating and investing activity	3,104	520	2,584
Net sale/(purchase) of other marketable securities and deposits	(3,119)	541	(3,660)
Financing activity	108	(811)	919
Net movement in cash	93	250	(157)

Use of the Operating Surplus

The following table explains how the operating surplus/OBERAC was calculated for the 2004/05 actual results and compared to the 2003/04 actual results, and then how it was applied. Any extra spending or reduced tax revenue would add to the bottom-line cash shortfall (and add to the need to borrow).

$ million	2005	2004	Description of Items

(the sum of the first three lines = operating balance)	52,065	46,932	Core Crown revenues – these are the revenues the Government collects. They are mainly taxes.

	(46,234)	(41,608)	Core Crown expenses – these represent most of the Government’s spending, BUT not all of it. They are the day-to-day spending (salaries, benefit payments, etc) that does not create Government assets.

	416	2,100	Net surplus of SOEs and Crown entities – this is the net surplus (after dividends) that SOEs and Crown entities make.

	2,626	(795)	OBERAC adjustments – removal of large revaluation movements

OBERAC	8,873	6,629	OBERAC – the residual from revenues and expenses less removal of large valuation movements (the OBERAC and operating balance are the same in forecast years).

Less	(313)	(1,186)

Retained items and non-cash items – items such as the net surplus of SOEs/Crown entities and the net investment returns of the NZS Fund are retained by these entities. The surpluses generated (unless withdrawn from the entities) cannot be used for other purposes so do not aid in funding other government spending. Depreciation expense is also removed as it is non-cash (it is captured in the actual purchase of assets below). Additionally, the actual working capital movements such as payment of creditors impacts on the level of net cash flows from operations.

Equals surplus cash flows	8,560	5,443

Cash from operations – these are the cash flows from core Crown operations (excluding the NZS Fund). They are the cash equivalent of the operating surplus. They are available to assist funding the capital spending.

Less capital spending	(2,107)	(1,879)	Contributions to the NZS Fund – the Government’s annual contribution to the NZS Fund to build up assets to contribute to future NZS payments.

	(1,372)	(1,299)	Purchase of assets – departments buy assets including computer equipment, new buildings (eg, prisons) and defence equipment.

	(628)	(1,725)

Loans to others (advances) – these are mainly student loans (the Government is committed to help students access tertiary education by funding student loans) and refinancing private sector debt of DHBs and HNZC.

	(1,349)	(20)	Net capital injections – investments in Crown entities such as DHBs and Reserve Bank reserves

What is left	3,104	520	Cash available/(shortfall) – this amount needs to be funded if it is a shortfall. Funding is provided by selling surplus financial assets (because of surplus cash from prior years) or borrowing more.

Financial Position

The Statement of Financial Position recording the Crown’s assets, liabilities and net worth for the year ended 30 June 2005 was:

Table 7 – Comparison of the balance sheets

$ million	30 June 2005 Actual	30 June 2004 Actual	Change
Financial assets	45,308	35,531	9,777
Property, plant and equipment	67,494	57,940	9,554
Other assets	18,029	17,201	828
Total Assets	130,831	110,672	20,159

Gross debt	36,864	36,825	39
GSF pension liability	14,952	13,542	1,410
ACC claims liability	11,384	9,347	2,037
Other liabilities	17,648	15,495	2,153
Total Liabilities	80,848	75,209	5,639
Net Worth	49,983	35,463	14,520

These results can be broken down into three institutional segments. The following table is a summary of the information shown on pages 36 to 39.

Table 8 – Balance sheet by segments

$ million	Core Crown	Crown entities	State-owned enterprises	Inter- segment eliminations	Total Crown
Financial assets	33,078	15,637	3,990	(7,397)	45,308
Property, plant and equipment	21,987	32,252	13,255	—	67,494
Other assets	32,460	7,543	2,431	(24,405)	18,029
Total Assets	87,525	55,432	19,676	(31,802)	130,831

Gross debt	33,777	3,867	6,617	(7,397)	36,864
GSF pension liability	14,952	—	—	(14,936)	16
ACC claims liability	—	11,384	—	(11,367)	17
Other liabilities	10,490	5,361	2,979	25,121	43,951
Total Liabilities	59,219	20,612	9,596	(8,579)	80,848
Net Worth	28,306	34,820	10,080	(23,223)	49,983

Net worth has increased from $35.5 billion in 2004 to $50 billion in 2005. The growth in net worth was largely due to the impact of revaluations on some of the Crown’s physical asset portfolios ($8.2 billion) and the use of the operating balance to accumulated assets ($6.2 billion).

The following section discusses net worth of the Crown by segment of reported government activity (ie, core Crown, SOEs and Crown entities).

Core Crown

Table 9 – Core Crown net worth

$ million	30 June 2005 Actual	30 June 2004 Actual	Change
Core Crown
Total assets	87,525	77,677	9,848
Total Liabilities	59,219	58,208	1,011
Net worth	28,306	19,469	8,837

Core Crown assets have increased by $9.8 billion, largely due to the use of the cash generated from operations being used to fund assets (including financial assets such as NZS Fund and student loans) and the impact of revaluation of physical assets ($2.6 billion).

Within the financial asset portfolio of the core Crown there has been an increase of $6.3 billion since 2004, which includes:

•           the NZS Fund increased by around $2.2 billion, largely reflecting the contributions to the Fund by the government

•           the Reserve Bank’s and New Zealand Debt Management Office’s (NZDMO’s) finance asset portfolio has increased by around $3.5 billion, largely due to the current years cash available for debt repayment

•           GSF holdings increased by $0.2 billion, reflecting the gains on investments for the current year. The assets held by the GSF are built up from employee contributions and are used to partially offset the GSF unfunded liability, which was $11.4 billion as at 30 June 2005.

The below graph provides a breakdown of the financial assets portfolio held by the core Crown.

Figure 1 – Comparison of core Crown financial asset portfolios

Within the physical asset portfolio of the core Crown there has been an increase of $3.3 billion, which was largely due to the revaluation of the school property portfolio of $1.2 billion, the Conservation estate of $1.1 billion and Defence force land and buildings of $0.3 billion. The main drivers of the revaluation increases were underlying property prices during the 2005 financial year.

Table 10 – Comparison of debt indicators

$ million	30 June 2005 Actual	30 June 2004 Actual	Change
Gross Sovereign-Issued Debt	35,045	35,527	(482)
% of GDP	23.5	25.3	(1.8)
Net Core Crown Debt	10,771	15,204	(4,433)
% of GDP	7.2	10.8	(3.6)
Net core Crown debt with NZS Fund assets	4,216	11,248	(7,032)
% of GDP	2.8	8.0	(5.2)

The major component of core Crown liabilities is gross sovereign-issued debt, which was $35 billion as at 30 June 2005 (23.5% of GDP). Gross sovereign-issued debt has decreased by around $0.5 billion since 2004 primarily due to the repayment of debt as a result of the government’s fiscal position over the past few years.

Figure 2 – Core Crown debt

Source:  The Treasury

Net core Crown debt was $10.8 billion, which was 7.2% of GDP. Net core Crown debt decreased from last year by around $4.4 billion, largely reflecting in part the $3.1 billion of cash available for debt repayment and decisions to invest in financial assets (advances and the Reserve Bank reserves).

Crown entities’

Table 11 – Crown entities net worth

$ million	30 June 2005 Actual	30 June 2004 Actual	Change
Crown entities
Total assets	55,432	48,957	6,475
Total liabilities	20,612	17,296	3,316
Net worth	34,820	31,661	3,159

Crown entities assets have increased by $6.4 billion, similar to the core Crown the increase was due to the utilisation of the operating balance to build up assets and the impact of revaluations of physical assets.

Financial assets have increased by $2.5 billion, due to the growth in the ACC and EQC investment portfolios resulting from investment returns.

Physical assets have increased by $3.4 billion, which was largely due to the revaluation of

•           state highways of $1.4 billion primarily driven by revaluations and additional investment in state highways, and

•           revaluation of housing stock of $1.2 billion which is held by Housing New Zealand Corporation.

The major component of Crown entities’ total liabilities is the ACC claims liability of $11.4 billion. The ACC liability has increased by around $2.0 billion since 2004, which is discussed in more detail in note 17 (refer page 67).

SOEs

Table 12 – SOEs net worth

$ million	30 June 2005 Actual	30 June 2004 Actual	Change
SOEs
Total assets	19,676	15,278	4,398
Total liabilities	9,596	8,267	1,329
Net worth	10,080	7,011	3,069

SOEs’ net worth have increased by $3.1 billion, largely reflecting:

•           increases in physical assets of $2.9 billion, reflecting the expansion of assets in line with individual entities’ asset strategies and the revaluation of electricity generation assets of around $2.0 billion

•           financial assets ($1.2 billion) and borrowing ($1.2 billion) have increased, which is largely due to a gross up issue.

Comparison with 2005 Pre-Election Update and 2004 Budget Update

The following table provides a breakdown of the movements from the budgeted results:

Table 13 – Comparison with 2005 PREFU and 2004 BEFU forecasts

$ million	2005 PREFU	2004 Budget
2004/05 Operating Balance per 2005 PREFU and 2004 Budget	5,776	5,671
Core Crown Revenue Movements
Taxation revenue	122	2,428
Investment income	1	605
Other income	8	122
	131	3,155
Core Crown Expense Movements
Social security and welfare	(9)	105
GSF pension expenses	(4)	(1,457)
Health	—	14
Education	189	39
Core government services	(4)	(399)
Other functional expenses	(73)	(376)
Finance costs	—	(162)
Net foreign-exchange losses/(gains)	(16)	35

Forecast for future new spending	—	441
	83	(1,760)
Net SOE and Crown Entity Movements (after dividends)
Movement in ACC outstanding claims liability	—	(1,429)
Other movements in net surplus of SOEs and Crown entities	257	610
	257	(819)
Total Change	471	576
Operating Balance per 30 June 2004	6,247	6,247

Compared to the Pre-Election Update (PREFU) the operating balance was around $0.5 billion higher than forecast. This was due to

•           higher SOE/Crown entities surpluses of $0.3 billion (mainly resulting from improved investment income earned by EQC and the recognition of a vested asset by Transit New Zealand)

•           higher than forecast tax revenue of $0.1 billion, and

•           delays in spending of $0.1 billion.

Compared to the 2004 Budget Update the operating balance was around $0.6 billion higher than forecast. All of the items outlined above contributed to the variance against the 2004 Budget forecasts. There were a number of other significant influences driving the change in the operating balance since the 2004 Budget Update. Significant influences include tax revenue which was higher than forecast by around $2.4 billion. The increase was mainly due to:

•           source deductions, which were higher than forecast by $0.6 billion, largely reflecting higher-than-expected growth in wages and employment

•           corporate tax, which was higher than forecast by $1.3 billion reflecting stronger-than-expected corporate profitability throughout 2005

•           goods and services tax, which was higher than forecast by $0.2 billion due to slightly stronger-than-forecast consumer spending.

Investment income was higher than forecast by $0.6 billion due to stronger investment returns by NZDMO, NZS Fund and GSF.

SOE/Crown entities surpluses were higher than forecast by $0.6 billion, which was spread over a number of entities.

This has been partially offset by an increase in the GSF and ACC unfunded liabilities of $2.9 billion and the recognition of the Kyoto Protocol liability of $0.3 billion.

Table 14 – Comparison of debt indicators

$ million	30 June 2005 Actual	2005 Pre-EFU Forecast	Variance against Pre-EFU	2004 Budget Forecast	Variance against 2004 Budget

Gross Sovereign-Issued Debt	33,777	33,787	(10)	31,693	2,084
% of GDP	22.6	22.6	(0.0)	22.6	0.0
Net Core Crown Debt	10,771	10,758	13	15,336	(4,565)
% of GDP	7.2	7.2	0.0	10.9	(3.7)
Net core Crown debt with NZS Fund assets	4,216	4,203	13	9,013	(4,797)
% of GDP	2.8	2.8	0.0	6.4	(3.6)

Gross sovereign issued debt and net debt were in line with the Pre-Election Update.

When compared to the 2004 Budget Update, gross sovereign issued debt was $2.4 billion higher. This is mainly due to the higher starting position from 2003/04 (net debt neutral as the value of financial assets had a corresponding increase).

The net core Crown debt was $4.6 billion lower than the 2004 Budget Update, largely driven by the higher cash available for debt repayment and investment in assets during 2005.

Historical Information

	2005	2004	2003	2002	2001	2000	1999	1998	1997
		$m	$m	$m	$m	$m	$m	$m	$m

Statement of Financial Performance
Tax revenue	46,624	42,532	39,785	36,215	34,744	32,000	30,227	31,161	30,160
% of GDP	31.3%	30.3%	30.5%	29.1%	29.6%	29.1%	29.1%	31.0%	30.7%
Other revenue	20,441	17,855	17,242	13,764	10,762	9,557	11,758	9,931	9,643
Total Revenue	67,065	60,387	57,027	49,979	45,506	41,557	41,985	41,092	39,803
% of GDP	45.0%	43.0%	43.7%	40.1%	38.8%	37.8%	40.5%	40.8%	40.5%
Total Expenses	60,910	53,057	55,224	47,653	44,213	40,128	40,280	39,044	37,940
% of GDP	40.8%	37.8%	42.3%	38.3%	37.7%	36.5%	38.8%	38.8%	38.6%
Net surplus of TEIs	133	139	151	78	65	74	58	79	45
Minority interest	(41)	(45)	12	(13)	—	—	—	—	—
Operating Balance	6,247	7,424	1,966	2,391	1,358	1,503	1,763	2,127	1,908
% of GDP	4.2%	5.3%	1.5%	1.9%	1.2%	1.4%	1.7%	2.1%	1.9%

OBERAC	8,873	6,629	5,580	2,751	2,115	884	246	2,191	1,904
% of GDP	5.9%	4.7%	4.3%	2.2%	1.8%	0.8%	0.2%	2.2%	1.9%

Core Crown Revenue	52,065	46,932	43,624	39,907	38,005	34,891	34,899	34,222	33,533

Core Crown Expenses
Social security and welfare	14,682	14,252	13,907	13,485	13,207	12,883	12,889	12,497	11,865
GSF pension expenses	2,442	660	2,625	1,409	1,112	736	1,372	735	994
Health	8,813	8,111	7,501	7,032	6,660	6,146	5,875	5,361	5,029
Education	7,930	7,585	7,016	6,473	6,136	5,712	5,337	5,162	4,817
Core government services	2,217	1,741	1,780	1,540	1,798	1,642	1,634	1,508	1,606
Other	7,911	7,000	6,442	5,838	5,529	5,274	4,940	4,903	4,440
Finance costs	2,274	2,252	2,360	2,118	2,304	2,205	2,367	2,673	2,945
Net foreign exchange losses/ (gains)	(35)	7	118	75	(47)	(62)	(47)	13	12
Total Core Crown Expenses	46,234	41,608	41,749	37,970	36,699	34,536	34,367	32,852	31,708

Core Crown Cash Flows
Net cash flow from core operating and investing activity	3,104	520	1,217	(111)	(652)	1,597	864	(554)	5,151

Statement of Financial Position
Property, plant and equipment	67,494	57,940	52,667	50,536	45,954	43,609	42,102	40,877	40,841
Financial assets	45,308	35,531	30,338	24,408	21,848	19,921	19,659	17,547	14,101
Other assets	18,029	17,201	16,846	13,116	9,878	9,731	9,588	10,961	10,730
Total Assets	130,831	110,672	99,851	88,060	77,680	73,261	71,349	69,385	65,672

Total debt	36,864	36,825	38,285	36,564	34,760	34,759	35,833	38,125	36,999
% of GDP	24.7%	26.3%	29.4%	29.4%	29.7%	31.6%	34.5%	37.9%	37.6%
Other liabilities	43,984	38,384	37,785	32,676	31,457	29,919	29,494	21,339	21,203
Total Liabilities	80,848	75,209	76,070	69,240	66,217	64,678	65,327	59,464	58,202
Net Worth	49,983	35,463	23,781	18,820	11,463	8,583	6,022	9,921	7,470
% of GDP	33.5%	25.3%	18.2%	15.1%	9.8%	7.8%	5.8%	9.9%	7.6%

Net Core Crown Debt	10,771	15,204	17,577	19,250	19,971	21,396	21,701	24,069	25,324
% of GDP	7.2%	10.8%	13.5%	15.5%	17.0%	19.5%	20.9%	23.9%	25.8%
Gross Sovereign-Issued Debt	33,777	34,719	36,086	36,202	36,761	36,041	36,712	37,892	35,972
% of GDP	22.6%	24.8%	27.7%	29.1%	31.4%	32.8%	35.4%	37.7%	36.6%
GDP(1)	149,196	140,273	130,435	124,550	117,197	109,938	103,752	100,619	98,311

(1)                        GDP for 2004/05 is calculated using an updated Treasury estimate of nominal expenditure based GDP. Previous years’ GDP figures have been restated where appropriate with updated data.

International financial reporting standards

The Accounting Standards Review Board announced in December 2002 that reporting entities must adopt NZ IFRS for periods beginning after 1 January 2007, with earlier adoption optional. The Minister of Finance announced in 2003 that the Crown will first adopt NZ IFRS for its financial year beginning 1 July 2007.

Treasury is managing the adoption of NZ IFRS for the consolidated financial statements of the Government reporting entity. Individual entities included within the consolidated financial statements of the Government reporting entity are responsible for ensuring their own NZ IFRS preparedness. Treasury provides guidance to these entities and facilitates implementation on common issues.

The phases for implementing NZ IFRS for the Crown financial statements are:

Submissions on standards – reviewing and commenting on NZ IFRS exposure drafts to ensure they are applicable to the public sector. While a significant amount of this phase’s work has been completed, exposure drafts continue to be issued for revisions and additions to approved NZ IFRS.

Policy choice – developing NZ IFRS accounting policies for the Crown financial statements and implementation guidance. Policy development is nearly complete with draft NZ IFRS policies recently provided to entities for consultation. Developing implementation guidance will be ongoing as issues arise in implementing NZ IFRS.

Systems and transition – updating disclosures and systems to capture the policy changes. These systems and transition tasks are currently underway. The intention is to capture comparative NZ IFRS data throughout the 2006/07 financial year in parallel with current reporting requirements.

Full adoption – refining forecasting policies under NZ IFRS, preparing the 2007 Budget on an NZ IFRS basis, and publishing NZ IFRS financial reports for the Crown. The first interim report will be for the period ending 30 September 2007. The first audited financial statements will be for the year ending 30 June 2008.

The potential areas of impact from adoption of NZ IFRS may change materially as implementation unfolds.

At this time it is expected that the recognition requirements and classification and measurement choices in the financial instrument standard, NZ IAS 39, are likely to have the greatest impact on reported results compared with current accounting policies. For example, current accounting policy is to record receivables and advances at amounts expected to be collected in cash. Under NZ IAS 39, which requires all financial assets to be initially measured at fair value, long-term receivables and advances that do not earn a market rate of return will have a lower value. Similarly, the extent that financial instruments are able to be reported at fair value, and are designated accordingly, will impact on their carrying amount.

Report of the Auditor-General

To the Readers of the Government of New Zealand’s Financial Statements for the year ended 30 June 2005

I have audited the financial statements of the Government of New Zealand for the year ended 30 June 2005, using my staff, resources and appointed auditors and their staff.

Unqualified opinion

In our opinion the financial statements of the Government of New Zealand on pages 26 to 95:

•           comply with generally accepted accounting practice in New Zealand; and

•           fairly reflect:

•           the Government of New Zealand’s financial position as at 30 June 2005; and

•           the results of its operations and cash flows for the year ended on that date.

The audit was completed on 16 September 2005, and is the date at which our opinion is expressed.

The basis of the opinion is explained below. In addition, we outline the responsibilities of the Government and the Auditor, and explain our independence.

Basis of opinion

We carried out the audit in accordance with the Auditing Standards published by the Auditor-General, which incorporate the Auditing Standards issued by the Institute of Chartered Accountants of New Zealand.

We planned and performed the audit to obtain all the information and explanations we considered necessary in order to obtain reasonable assurance that the financial statements did not have material misstatements, whether caused by fraud or error.

Material misstatements are differences or omissions of amounts and disclosures that would affect a reader’s overall understanding of the financial statements. If we had found material misstatements that were not corrected, we would have referred to them in the opinion.

The audit involved performing procedures to test the information presented in the financial statements. We assessed the results of those procedures in forming our opinion.

Audit procedures generally include:

•           determining whether significant financial and management controls are working and can be relied on to produce complete and accurate data;

•           verifying samples of transactions and account balances;

•           performing analysis to identify anomalies in the reported data;

•           reviewing significant estimates and judgements made;

•           confirming year-end balances;

•           determining whether accounting policies are appropriate and consistently applied; and

•           determining whether all financial statement disclosures are adequate.

We did not examine every transaction, nor do we guarantee complete accuracy of the financial statements.

We evaluated the overall adequacy of the presentation of information in the financial statements. We obtained all the information and explanations we required to support our opinion above.

Responsibilities of the Government and the Auditor

The Treasury is responsible for preparing financial statements on behalf of the Government in accordance with generally accepted accounting practice in New Zealand. Those financial statements must fairly reflect the financial position of the Government of New Zealand as at 30 June 2005. They must also fairly reflect the results of its operations and cash flows for the year ended on that date. The Minister of Finance is responsible for forming an opinion that those financial statements fairly reflect the financial position and operations of the Government of New Zealand for that year. The responsibilities of the Treasury and the Minister of Finance arise from the Public Finance Act 1989.

We are responsible for expressing an independent opinion on the financial statements and reporting that opinion to you. This responsibility arises from section 15 of the Public Audit Act 2001 and section 30 of the Public Finance Act 1989.

Independence

The Auditor-General, as an Officer of Parliament, is constitutionally and operationally independent of the Government of New Zealand. Other than in exercising functions and powers under the Public Audit Act 2001 as the auditor of public entities, the Auditor-General has no relationship with or interest in the Government of New Zealand.

K B Brady

Controller and Auditor-General

Wellington

New Zealand

Financial Statements

Statement of Financial Performance
(for the year ended 30 June 2005)

Forecast				Actual
Original Budget(1)	Estimated Actual		Note	30 June 2005	30 June 2004
$m	$m			$m	$m
		Revenue
		Levied through the Crown’s Sovereign Power
44,193	46,521	Taxation revenue	1	46,624	42,532
3,074	3,226	Levies, fees, fines and penalties	1	3,115	2,986
47,267	49,747	Total Revenue Levied through the Crown’s Sovereign Power	1	49,739	45,518
		Earned through the Crown’s operations
10,716	10,844	Sales of goods and services	2	11,331	10,200
2,517	3,540	Investment income	3	3,814	2,653
2,025	2,203	Other revenue	4	2,181	2,016
15,258	16,587	Total Revenue Earned through the Crown’s Operations		17,326	14,869
62,525	66,334	Total Crown Revenue		67,065	60,387

		Expenses
		By Input Type
16,249	15,823	Subsidies and transfer payments	5	15,844	15,466
13,027	13,486	Personnel expenses	6	13,562	12,501
24,311	25,240	Operating expenses	7	25,314	22,662
441	—	Forecast for future new spending		—	—
2,436	2,742	Finance costs		2,760	2,602
—	(35)	Net foreign-exchange (gains)/losses		(17)	(29)
(57)	1,404	Movement in total GSF liability	16	1,410	(315)
598	2,037	Movement in total ACC liability	17	2,037	170
57,005	60,697	Total Crown Expenses		60,910	53,057
5,520	5,637	Revenues less Expenses		6,155	7,330
151	139	Net surplus of TEIs	13	133	139
5,671	5,776	Operating Balance (including minority interest)		6,288	7,469
—	—	Minority interest		(41)	(45)
5,671	5,776	Operating Balance		6,247	7,424

1                  The original Budget is the forecast for the 2005 financial year, as presented in the 2004 Budget on 27 May 2004.

The accompanying notes and accounting policies are an integral part of these statements.

Analysis of Expenses of the Statement of Financial Performance
(for the year ended 30 June 2005)

Below is an analysis of total Crown expenses and core Crown expenses by functional classification. This information reconciles with the segment information within the Statement of Segments.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

		Total Crown Expenses
		By Functional Classification
17,180	18,560	Social security and welfare	18,522	16,038
985	2,438	GSF pension expenses	2,442	660
8,486	8,550	Health	8,444	7,623
8,706	8,754	Education	8,619	8,349
1,746	2,093	Core government services	2,085	1,670
2,133	2,146	Law and order	2,131	2,022
1,225	1,186	Defence	1,229	1,259
5,560	5,804	Transport and communications	5,948	5,443
4,559	4,581	Economic and industrial services	4,859	4,070
1,128	1,134	Primary services	1,128	1,074
1,667	2,012	Heritage, culture and recreation	2,032	1,609
630	700	Housing and community development	697	615
123	32	Other	31	52
2,436	2,742	Finance costs	2,760	2,602
—	(35)	Net foreign-exchange (gains)/losses	(17)	(29)
441	—	Forecast for future new spending	—	—
57,005	60,697	Total Crown Expenses	60,910	53,057

		Core Crown Expenses
		By Functional Classification
14,787	14,673	Social security and welfare	14,682	14,252
985	2,438	GSF pension expenses	2,442	660
8,827	8,813	Health	8,813	8,111
7,969	8,119	Education	7,930	7,585
1,818	2,213	Core government services	2,217	1,741
1,960	1,977	Law and order	1,977	1,843
1,275	1,236	Defence	1,275	1,311
1,498	1,605	Transport and communications	1,635	1,461
1,392	1,450	Economic and industrial services	1,444	1,192
409	394	Primary services	394	368
723	981	Heritage, culture and recreation	991	634
155	163	Housing and community development	163	139
123	32	Other	32	52
2,112	2,274	Finance costs	2,274	2,252
—	(51)	Net foreign-exchange (gains)/losses	(35)	7
441	—	Forecast for future new spending	—	—
44,474	46,317	Total Core Crown Expenses	46,234	41,608

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Cash Flows
(for the year ended 30 June 2005)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

		Cash Flows from Operations
		Cash was provided from
43,992	46,777	Total tax receipts (refer Note 1)	46,867	42,308
2,851	3,034	Total other sovereign receipts (refer Note 1)	2,974	2,852
933	1,747	Interest	1,642	1,366
64	66	Dividends	66	56
10,453	11,080	Sales of goods and services	11,517	10,478
1,969	1,791	Other operating receipts	2,186	1,958
60,262	64,495	Total Cash Provided from Operations	65,252	59,018

		Cash was disbursed to
16,244	15,946	Subsidies and transfer payments	15,717	15,370
34,314	34,553	Personnel and operating payments	35,052	32,398
2,175	2,342	Finance costs	2,294	2,256
441	—	Forecast for future new spending	—	—
53,174	52,841	Total Cash Disbursed to Operations	53,063	50,024
7,088	11,654	Net Cash Flows from Operations	12,189	8,994

		Cash Flows From Investing Activities
		Cash was provided from
—	313	Sale of physical assets	316	226
—	313	Total Cash Provided from Investing Activities	316	226

		Cash was disbursed to
4,567	5,084	Purchase of physical assets	4,862	3,761
1,376	1,444	Net increase in advances	1,061	976
767	6,791	Net purchase of marketable securities, deposits and equity investments	6,677	2,556
228	—	Forecast for future new capital spending	—	—
6,938	13,319	Total Cash Disbursed to Investing Activities	12,600	7,293
(6,938)	(13,006)	Net Cash Flows from Investing Activities	(12,284)	(7,067)
150	(1,352)	Net Cash Flows from Operating and Investing Activities	(95)	1,927

		Cash Flows from Financing Activities
		Cash was provided from
—	188	Issues of circulating currency	188	114
245	1,963	Net issue of foreign-currency borrowing	1,913	129
245	2,151	Total Cash Provided from Financing Activities	2,101	243

		Cash was disbursed to
(131)	53	Net repayment/(issue) of other New Zealand-dollar borrowing	829	241
746	951	Net repayments of Government stock(1)	951	1,120

615	1,004	Total Cash Disbursed to Financing Activities	1,780	1,361
(370)	1,147	Net Cash Flows from Financing Activities	321	(1,118)

(220)	(205)	Net Movement in Cash	226	809
2,341	3,450	Opening Cash Balance	3,450	2,732
—	36	Foreign-exchange gains/(losses) on opening cash	34	(91)
2,121	3,281	Closing Cash Balance	3,710	3,450

(1)                        Net (repayments)/issues of Government stock is after elimination of Government stock holdings of entities such as NZS Fund, GSF, ACC and EQC. The bonds reconciliation reconciles core Crown activity to New Zealand Debt Management Office (NZDMO) bond issues (refer page 88).

The accompanying notes and accounting policies are an integral part of these statements.

Reconciliation of Net Cash Flows From Operations and the Operating Balance
(for the year ended 30 June 2005)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

		Reconciliation Between the Net Cash Flows from Operations and the Operating Balance

7,088	11,654	Net Cash Flows from Operations	12,189	8,994
		Items included in the operating balance but not in net cash flows from operations

		Valuation Changes
57	(1,404)	(Increase)/decrease in pension liabilities	(1,410)	315
(598)	(2,037)	(Increase)/decrease in ACC liabilities	(2,037)	(170)
—	(53)	(Increase)/decrease NPF guarantee	(53)	(9)
—	—	(Decrease)/increase in commercial forests	(23)	(40)
—	93	Unrealised net foreign-exchange (losses)/gains	4	(225)
425	894	Other valuation changes	1,020	648
(116)	(2,507)	Total Valuation Changes	(2,499)	519

		Property, Plant and Equipment Asset Movements
(2,535)	(2,530)	Depreciation	(2,528)	(2,347)
—	—	(Loss)/gains on sale of physical assets	(2)	15
(2,535)	(2,530)	Total Property, Plant and Equipment Movements	(2,530)	(2,332)

		Other Non-Cash Items
(5)	(185)	Student loans	(188)	(80)
(47)	(96)	Amortisation of goodwill	(97)	(78)
409	631	Other	133	139
357	350	Total Other Non-Cash Items	(152)	(19)

		Movements in Working Capital
106	(263)	(Decrease)/increase in taxes receivable	(202)	468
293	(222)	Increase/(decrease) in other receivables	498	(24)
70	50	Increase/(decrease) in inventories	58	48
408	(756)	(Increase)/decrease in payables	(1,115)	(230)
877	(1,191)	Total Movements in Working Capital	(761)	262
5,671	5,776	Operating Balance	6,247	7,424

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Financial Position
(as at 30 June 2005)

Forecast				Actual
Original Budget	Estimated Actual		Note	30 June 2005	30 June 2004
$m	$m			$m	$m

		Assets
2,121	3,281	Cash and bank	8	3,710	3,450
23,296	31,612	Marketable securities, deposits & equity investments	8	33,062	24,636
8,921	8,859	Advances	9	8,536	7,445
9,952	10,102	Receivables	10	10,883	10,587
958	938	Inventories		946	888
253	221	Other investments	11	221	259
56,194	60,602	Property, plant and equipment	12	67,494	57,940
291	232	Commercial forests		232	251
4,610	4,518	Investment in TEIs	13	5,010	4,367
1,010	718	Intangible assets (including goodwill)	14	737	849
228	—	Forecast for new capital spending		—	—
107,834	121,083	Total Assets		130,831	110,672

		Liabilities
10,127	13,333	Payables and provisions	15	14,451	12,486
3,072	3,197	Currency issued		3,197	3,009
26,620	28,383	Borrowings - sovereign guaranteed		28,645	29,958
8,237	7,983	Borrowing - non-sovereign guaranteed		8,219	6,867
14,014	14,946	GSF Pension liability	16	14,952	13,542
10,361	11,384	ACC claims liability	17	11,384	9,347
72,431	79,226	Total Liabilities		80,848	75,209

35,403	41,857	Total Assets less Total Liabilities		49,983	35,463

		Net Worth
19,721	21,399	Taxpayer funds		21,780	15,486
15,682	20,458	Revaluation reserve	18	27,988	19,838
—	—	Minority interest		215	139
35,403	41,857	Net Worth		49,983	35,463

The accompanying notes and accounting policies are an integral part of these statements.

Analysis of Key Components of the Statement of Financial Position
(as at 30 June 2005)

Following is an analysis of the New Zealand Superannuation (NZS) Fund and Gross and Net Debt information. The notes to the accounts provide a breakdown of other key balance sheet items.

New Zealand Superannuation Fund (NZS Fund)

Within marketable securities, deposits and equity investments is the NZS Fund (except for cross holdings of investments with other parts of the Crown, for example the NZS Fund may hold NZ Government Stock).  The following information includes all investments and income, including cross-holdings of NZ Government Stock and accrued interest on such stock.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

3,885	3,956	Opening balance	3,956	1,884
2,107	2,107	Gross contribution	2,107	1,879
331	492	Income after tax	492	193
6,323	6,555	NZS Fund Balance	6,555	3,956

Gross and Net Debt information

Definitions of debt:

Total Crown gross debt is the total borrowings (both sovereign guaranteed and non-sovereign guaranteed) of the total Crown.  This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties (ie, after eliminations of internal cross-holdings).

The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt.  This split reflects the fact that debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown.  Any such debt that may be guaranteed is included in the sovereign-guaranteed total.  No debt of SOEs and Crown entities is currently guaranteed by the Crown.

Gross sovereign-issued debt is debt issued by the sovereign (ie, core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example.  In other words, the gross sovereign-issued debt does not eliminate any internal cross-holdings of entities listed above.  The Government’s debt objective uses this measure of debt.

Net core Crown debt is borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets).  Net core Crown debt excludes the assets of the NZS Fund and GSF.  It is a measure of the core Crown.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

34,857	36,366	Total Crown Gross Debt	36,864	36,825

31,693	33,787	Core Crown sovereign guaranteed borrowings	33,777	34,719
970	1,268	Add back cross holdings of NZS Fund and GSF	1,268	808
32,663	35,055	Gross Sovereign-Issued Debt	35,045	35,527
26,051	33,103	Core Crown financial assets	33,078	26,752
8,724	8,806	Excluding NZS Fund and GSF financial assets	8,804	6,429
17,327	24,297	Financial assets excluding NZS Fund and GSF	24,274	20,323

32,663	35,055	Gross Sovereign-Issued Debt	35,045	35,527
17,327	24,297	Financial assets excluding NZS Fund and GSF	24,274	20,323
15,336	10,758	Net core Crown Debt	10,771	15,204

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Movements in Equity
(for the year ended 30 June 2005)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

29,732	35,463	Opening Net Worth	35,463	23,781

5,671	5,776	Operating balance (excl. minority interest)	6,247	7,424
—	—	Minority interest in operating balance	41	45
—	—	Increase in minority interest	35	—
—	618	Net revaluations	8,197	4,213

5,671	6,394	Total Recognised Revenues and Expenses	14,520	11,682

35,403	41,857	Closing Net Worth	49,983	35,463

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Borrowings
(as at 30 June 2005)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m
		Total Sovereign-Guaranteed Debt
		Sovereign Guaranteed Debt
		New Zealand-Dollar Debt
16,283	15,803	Government stock	16,058	17,351
5,393	5,228	Treasury bills	5,245	5,525
(500)	(6,123)	Foreign-exchange contracts and loans	(6,123)	(1,098)
516	583	Retail stock	583	654
21,692	15,491	Total New Zealand-Dollar Debt	15,763	22,432

		Foreign-Currency Debt
1,998	7,909	United States dollars	7,906	3,079
729	252	Japanese yen	252	1,015
2,201	4,731	European and other currencies	4,724	3,432
4,928	12,892	Total Foreign-Currency Debt	12,882	7,526
26,620	28,383	Total Sovereign-Guaranteed Debt	28,645	29,958

		Non-Sovereign-Guaranteed Debt(1)
7,247	5,945	New Zealand dollars	5,601	4,283
867	1,542	United States dollars	1,541	1,679
—	—	Japanese yen	324	351
123	496	European and other currencies	753	554
8,237	7,983	Total Non-Sovereign Guaranteed Debt	8,219	6,867
34,857	36,366	Total Borrowings	36,864	36,825

		Less

		Financial Assets (including restricted assets)
		Marketable Securities, Deposits and Equity Investments
7,055	5,113	New Zealand dollars	6,487	7,089
3,789	9,769	United States dollars	9,733	4,069
763	789	Japanese yen	789	1,206
765	4,449	European and other currencies	4,455	2,814
857	702	Reserve position at International Monetary Fund (IMF)	702	1,012
2,036	2,456	New Zealand equity investments	2,385	1,968
8,031	8,334	Foreign equity investments	8,511	6,478
23,296	31,612	Total Marketable Securities, Deposits and Equity Investments	33,062	24,636

		Advances and Cash and Bank
6,864	6,476	Student loans	6,465	5,995
2,057	2,383	Other advances	2,071	1,450
2,121	3,281	Cash	3,710	3,450
11,042	12,140	Total Advances and Cash	12,246	10,895
34,338	43,752	Total Financial Assets	45,308	35,531
519	(7,386)	Borrowings less Financial Assets	(8,444)	1,294

6,560	1,462	Net New Zealand-dollar (assets)/debt	(13)	6,862
(6,041)	(8,848)	Net foreign-currency (assets)/debt	(8,431)	(5,568)
519	(7,386)	Borrowings less Financial Assets	(8,444)	1,294

(1)                        Non-sovereign guaranteed debt is a mixture of secured and non-secured debt.  Where debt is secured it is over assets of the particular entity or by way of a negative pledge that while any of the stock issued under the relevant deed remains outstanding the entity will not, subject to certain exceptions, create or permit to exist any charge or lien over any of their respective assets.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Commitments
(as at 30 June 2005)

	As at 30 June 2005	As at 30 June 2004
	$m	$m
Capital Commitments

Specialist military equipment	825	86
Land and buildings (including electricity assets)	1,440	1,611
Other property, plant and equipment	2,432	1,012
Investments	69	400
TEIs	125	60
Total Capital Commitments	4,891	3,169

Operating Commitments
Non-cancellable accommodation leases	1,972	1,492
Other non-cancellable leases	2,606	2,330
Non-cancellable contracts for the supply of goods and services	1,721	2,253
Other operating commitments	4,054	3,567
TEIs	1,052	325
Total Operating Commitments	11,405	9,967

Total Commitments	16,296	13,136

Total Commitments by Institutional Segment
Core Crown	2,627	3,530
Crown entities	10,061	7,413
SOEs	3,608	2,193
Total Commitments	16,296	13,136

By Term

Capital Commitments
One year or less	3,251	2,143
From one year to two years	967	740
From two to five years	515	224
Over five years	158	62
Capital Commitments	4,891	3,169

Operating Commitments
One year or less	3,534	3,042
From one year to two years	2,577	2,182
From two to five years	3,320	2,883
Over five years	1,974	1,860
Operating Commitments	11,405	9,967

Total Commitments	16,296	13,136

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Contingent Liabilities and Contingent Assets
(as at 30 June 2005)

	As at 30 June 2005	As at 30 June 2004
	$m	$m

Guarantees and indemnities	149	292
Uncalled capital	2,233	2,502
Legal proceedings and disputes	586	784
Other contingent liabilities	1,502	1,354
Total Quantifiable Contingent Liabilities	4,470	4,932

Total Quantifiable Contingent Liabilities by Institutional Segment
Core Crown	4,330	4,681
Crown entities	36	53
SOEs	104	198
Total Quantifiable Contingent Liabilities	4,470	4,932

Quantifiable Contingent Assets
Total Crown	107	157
Total Quantifiable Contingent Assets	107	157

Note 21 contains a breakdown of the material contingent liabilities and a description of non-quantified contingent liabilities and contingent assets.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Segments

Statement of Financial Performance (institutional form)
for the year ended 30 June 2005 (actual to forecast)

	Current Year Actual vs Forecast
	Core Crown		Crown entities
	Actual 2005	Estimated Actual	Actual 2005	Estimated Actual
	$m	$m	$m	$m
Revenue
Taxation revenue	47,118	46,996	—	—
Other sovereign-levied income	647	647	2,561	2,626
Sales of goods and services	790	788	1,706	1,694
Investment income	2,811	2,810	1,297	1,150
Other revenues	699	693	17,247	16,881
Total Revenue	52,065	51,934	22,811	22,351

Expenses by Input Type
Subsidies and transfer payments	14,295	14,293	1,549	1,530
Personnel expenses	4,738	4,738	7,075	6,999
Operating expenses	23,553	23,659	12,033	11,929
Finance costs	2,273	2,274	288	258
FX losses/(gains)	(35)	(51)	63	71
GSF and ACC liability revaluation movements	1,410	1,404	2,037	2,037
Total Expenses	46,234	46,317	23,045	22,824

Expenses by Functional Classification
Social security and welfare	14,682	14,673	4,274	4,319
Health	8,813	8,813	7,478	7,200
Education	7,930	8,119	6,161	6,173
Other functional classifications	12,570	12,489	4,781	4,803
Forecast for future new spending	—	—	—	—
Finance costs and FX losses/(gains)	2,239	2,223	351	329
Total expenses	46,234	46,317	23,045	22,824
Net surplus of TEIs	—	—	133	139
Minority interest	—	—	—	—
Operating balance	5,831	5,617	(101)	(334)

Statement of Financial Position (institutional form)
as at 30 June 2005 (actual to forecast)

	Core Crown		Crown entities
	Actual 2005	Estimated Actual	Actual 2005	Estimated Actual
	$m	$m	$m	$m
Assets
Financial assets	33,078	33,103	15,637	14,839
Physical assets	21,987	18,998	32,252	29,596
Investment in SOEs & Crown entities (including TEIs)	23,823	23,794	5,010	4,518
Other assets	8,637	8,305	2,533	2,339
Total Assets	87,525	84,200	55,432	51,292
Liabilities
Borrowings	33,777	33,787	3,867	3,742
Other liabilities	25,442	25,326	16,745	16,085
Total Liabilities	59,219	59,113	20,612	19,827
Net Worth	28,306	25,087	34,820	31,465

Taxpayer funds	19,504	19,245	19,288	18,928
Revaluation reserves	8,802	5,842	15,532	12,537
Minority interest	—	—	—	—
Net Worth	28,306	25,087	34,820	31,465

Analysis of Financial Assets and Borrowings
Advances and cash	9,373	9,387	2,098	1,824
MSDs and equity investments	23,705	23,716	13,539	13,015
Total Financial Assets	33,078	33,103	15,637	14,839
Borrowings - sovereign guaranteed	33,777	33,787	—	—
Borrowings - non-sovereign guaranteed	—	—	3,867	3,742
Total Borrowings	33,777	33,787	3,867	3,742
Borrowings less Financial Assets	699	684	(11,770)	(11,097)

Net core Crown Debt	10,771	10,758	Net core Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross Sovereign-Issued Debt	35,045	35,055

	Current Year Actual vs Forecast
	SOE’s		Inter-segment elimins		Total Crown
	Actual 2005	Estimated Actual	Actual 2005	Estimated Actual	Actual 2005	Estimated Actual
	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	—	—	(494)	(475)	46,624	46,521
Other sovereign-levied income	—	—	(93)	(47)	3,115	3,226
Sales of goods and services	9,275	8,796	(440)	(434)	11,331	10,844
Investment income	332	182	(626)	(602)	3,814	3,540
Other revenues	658	688	(16,423)	(16,059)	2,181	2,203
Total Revenue	10,265	9,666	(18,076)	(17,617)	67,065	66,334

Expenses by Input Type
Subsidies and transfer payments	—	—	—	—	15,844	15,823
Personnel expenses	1,755	1,755	(6)	(6)	13,562	13,486
Operating expenses	7,180	6,670	(17,452)	(17,018)	25,314	25,240
Finance costs	376	365	(177)	(155)	2,760	2,742
FX losses/(gains)	(45)	(55)	—	—	(17)	(35)
GSF and ACC liability revaluation movements	—	—	—	—	3,447	3,441
Total Expenses	9,266	8,735	(17,635)	(17,179)	60,910	60,697

Expenses by Functional Classification
Social security and welfare	—	—	(434)	(432)	18,522	18,560
Health	—	—	(7,847)	(7,463)	8,444	8,550
Education	13	—	(5,485)	(5,538)	8,619	8,754
Other functional classifications	8,922	8,425	(3,691)	(3,591)	22,582	22,126
Forecast for future new spending	—	—	—	—	—	—
Finance costs and FX losses/(gains)	331	310	(178)	(155)	2,743	2,707
Total expenses	9,266	8,735	(17,635)	(17,179)	60,910	60,697
Net surplus of TEIs	—	—	—	—	133	139
Minority interest	(41)	—	—	—	(41)	—
Operating balance	958	931	(441)	(438)	6,247	5,776

Statement of Financial Position (institutional form)
as at 30 June 2005 (actual to forecast)

	SOE’s		Inter-segment elimins		Total Crown
	Actual 2005	Estimated Actual	Actual 2005	Estimated Actual	Actual 2005	Estimated Actual
	$m	$m	$m	$m	$m	$m
Assets
Financial assets	3,990	3,523	(7,397)	(7,713)	45,308	43,752
Physical assets	13,255	12,008	—	—	67,494	60,602
Investment in SOEs & Crown entities (including TEIs)	—	—	(23,823)	(23,794)	5,010	4,518
Other assets	2,431	2,390	(582)	(823)	13,019	12,211
Total Assets	19,676	17,921	(31,802)	(32,330)	130,831	121,083
Liabilities
Borrowings	6,617	6,550	(7,397)	(7,713)	36,864	36,366
Other liabilities	2,979	2,883	(1,182)	(1,434)	43,984	42,860
Total Liabilities	9,596	9,433	(8,579)	(9,147)	80,848	79,226
Net Worth	10,080	8,488	(23,223)	(23,183)	49,983	41,857

Taxpayer funds	6,211	6,409	(23,223)	(23,183)	21,780	21,399
Revaluation reserves	3,654	2,079	—	—	27,988	20,458
Minority interest	215	—	—	—	215	—
Net Worth	10,080	8,488	(23,223)	(23,183)	49,983	41,857

Analysis of Financial Assets and Borrowings
Advances and cash	2,902	3,131	(2,127)	(2,202)	12,246	12,140
MSDs and equity investments	1,088	392	(5,270)	(5,511)	33,062	31,612
Total Financial Assets	3,990	3,523	(7,397)	(7,713)	45,308	43,752
Borrowings - sovereign guaranteed	—	—	(5,132)	(5,404)	28,645	28,383
Borrowings - non-sovereign guaranteed	6,617	6,550	(2,265)	(2,309)	8,219	7,983
Total Borrowings	6,617	6,550	(7,397)	(7,713)	36,864	36,366
Borrowings less Financial Assets	2,627	3,027	—	—	(8,444)	(7,386)

Statement of Financial Performance (institutional form)
for the year ended 30 June 2005 (compared with actual 30 June 2004)

	Current Year Actual vs Prior Year Actual
	Core Crown		Crown entities
	Actual 2005	Actual 2004	Actual 2005	Actual 2004
	$m	$m	$m	$m
Revenue
Taxation revenue	47,118	43,008	—	—
Other sovereign levied-income	647	611	2,561	2,415
Sales of goods and services	790	736	1,706	1,700
Investment income	2,811	1,999	1,297	984
Other revenues	699	578	17,247	16,073
Total Revenue	52,065	46,932	22,811	21,172

Expenses by Input Type
Subsidies and transfer payments	14,295	14,058	1,549	1,408
Personnel expenses	4,738	4,315	7,075	6,566
Operating expenses	23,553	21,291	12,033	11,200
Finance costs	2,273	2,252	288	235
FX losses/(gains)	(35)	7	63	23
GSF and ACC liability revaluation movements	1,410	(315)	2,037	170
Total Expenses	46,234	41,608	23,045	19,602

Expenses by Functional Classification
Social security and welfare	14,682	14,252	4,274	2,199
Health	8,813	8,111	7,478	6,613
Education	7,930	7,585	6,161	6,175
Other functional classifications	12,570	9,401	4,781	4,357
Forecast for future new spending	—	—	—	—
Finance costs and FX losses/(gains)	2,239	2,259	351	258
Total expenses	46,234	41,608	23,045	19,602
Net surplus of TEIs	—	—	133	139
Minority interest	—	—	—	—
Operating balance	5,831	5,324	(101)	1,709

Statement of Financial Position (institutional form)
as at 30 June 2005 (compared with actual 30 June 2004)

	Core Crown		Crown entities
	Actual 2005	Actual 2004	Actual 2005	Actual 2004
	$m	$m	$m	$m
Assets
Financial assets	33,078	26,752	15,637	13,117
Physical assets	21,987	18,675	32,252	28,884
Investment in SOEs & Crown entities (including TEIs)	23,823	23,162	5,010	4,367
Other assets	8,637	9,088	2,533	2,589
Total Assets	87,525	77,677	55,432	48,957
Liabilities
Borrowings	33,777	34,719	3,867	3,757
Other liabilities	25,442	23,489	16,745	13,539
Total Liabilities	59,219	58,208	20,612	17,296
Net Worth	28,306	19,469	34,820	31,661

Taxpayer funds	19,504	13,626	19,288	19,126
Revaluation reserves	8,802	5,843	15,532	12,535
Minority interest	—	—	—	—
Net Worth	28,306	19,469	34,820	31,661

Analysis of Financial Assets and Borrowings
Advances and cash	9,373	8,919	2,098	1,794
MSDs and equity investments	23,705	17,833	13,539	11,323
Total Financial Assets	33,078	26,752	15,637	13,117
Borrowings - Sovereign guaranteed	33,777	34,719	—	—
Borrowings - Non-sovereign guaranteed	—	—	3,867	3,757
Total Borrowings	33,777	34,719	3,867	3,757
Borrowings less Financial Assets	699	7,967	(11,770)	(9,360)

Net core Crown Debt	10,771	15,204	Net core Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross Sovereign-Issued Debt	35,045	35,527

	Current Year Actual vs Prior Year Actual
	State-owned enterprises		Inter-segment elimins		Total Crown
	Actual 2005	Actual 2004	Actual 2005	Actual 2004	Actual 2005	Actual 2004
	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	—	—	(494)	(476)	46,624	42,532
Other sovereign levied-income	—	—	(93)	(40)	3,115	2,986
Sales of goods and services	9,275	8,209	(440)	(445)	11,331	10,200
Investment income	332	132	(626)	(462)	3,814	2,653
Other revenues	658	616	(16,423)	(15,251)	2,181	2,016
Total Revenue	10,265	8,957	(18,076)	(16,674)	67,065	60,387

Expenses by Input Type
Subsidies and transfer payments	—	—	—	—	15,844	15,466
Personnel expenses	1,755	1,624	(6)	(4)	13,562	12,501
Operating expenses	7,180	6,377	(17,452)	(16,206)	25,314	22,662
Finance costs	376	298	(177)	(183)	2,760	2,602
FX losses/(gains)	(45)	(59)	—	—	(17)	(29)
GSF and ACC liability revaluation movements	—	—	—	—	3,447	(145)
Total Expenses	9,266	8,240	(17,635)	(16,393)	60,910	53,057

Expenses by Functional Classification
Social security and welfare	—	—	(434)	(413)	18,522	16,038
Health	—	—	(7,847)	(7,101)	8,444	7,623
Education	13	—	(5,485)	(5,411)	8,619	8,349
Other functional classifications	8,922	8,001	(3,691)	(3,285)	22,582	18,474
Forecast for future new spending	—	—	—	—	—	—
Finance costs and FX losses/(gains)	331	239	(178)	(183)	2,743	2,573
Total expenses	9,266	8,240	(17,635)	(16,393)	60,910	53,057
Net surplus of TEIs	—	—	—	—	133	139
Minority interest	(41)	(45)	—	—	(41)	(45)
Operating balance	958	672	(441)	(281)	6,247	7,424

Statement of Financial Position (institutional form)
as at 30 June 2005 (compared with actual 30 June 2004)

	State-owned enterprises		Inter-segment elimins		Total Crown
	Actual 2005	Actual 2004	Actual 2005	Actual 2004	Actual 2005	Actual 2004
	$m	$m	$m	$m	$m	$m
Assets
Financial assets	3,990	2,750	(7,397)	(7,088)	45,308	35,531
Physical assets	13,255	10,381	—	—	67,494	57,940
Investment in SOEs & Crown entities (including TEIs)	—	—	(23,823)	(23,162)	5,010	4,367
Other assets	2,431	2,147	(582)	(990)	13,019	12,834
Total Assets	19,676	15,278	(31,802)	(31,240)	130,831	110,672
Liabilities
Borrowings	6,617	5,437	(7,397)	(7,088)	36,864	36,825
Other liabilities	2,979	2,830	(1,182)	(1,474)	43,984	38,384
Total Liabilities	9,596	8,267	(8,579)	(8,562)	80,848	75,209
Net Worth	10,080	7,011	(23,223)	(22,678)	49,983	35,463

Taxpayer funds	6,211	5,412	(23,223)	(22,678)	21,780	15,486
Revaluation reserves	3,654	1,460	—	—	27,988	19,838
Minority interest	215	139	—	—	215	139
Net Worth	10,080	7,011	(23,223)	(22,678)	49,983	35,463

Analysis of Financial Assets and Borrowings
Advances and cash	2,902	2,305	(2,127)	(2,123)	12,246	10,895
MSDs and equity investments	1,088	445	(5,270)	(4,965)	33,062	24,636
Total Financial Assets	3,990	2,750	(7,397)	(7,088)	45,308	35,531
Borrowings - Sovereign guaranteed	—	—	(5,132)	(4,761)	28,645	29,958
Borrowings - Non-sovereign guaranteed	6,617	5,437	(2,265)	(2,327)	8,219	6,867
Total Borrowings	6,617	5,437	(7,397)	(7,088)	36,864	36,825
Borrowings less Financial Assets	2,627	2,687	—	—	(8,444)	1,294

Statement of Financial Performance (functional classification)
for the year ended 30 June 2005

	Actual 2005			Actual 2004
	Total revenue	Total expenses	Net segment	Total revenue	Total expenses	Net segment
	$m	$m	$m	$m	$m	$m
Total Crown by Functional Classification
Social security and welfare	3,448	18,522	(15,074)	2,572	16,038	(13,466)
GSF pension expenses	468	2,442	(1,974)	492	660	(168)
Health	213	8,444	(8,231)	80	7,623	(7,543)
Education	697	8,619	(7,922)	777	8,349	(7,572)
Core government services	448	2,085	(1,637)	335	1,670	(1,335)
Law and order	359	2,131	(1,772)	363	2,022	(1,659)
Defence	—	1,229	(1,229)	—	1,259	(1,259)
Transport and communications	4,979	5,948	(969)	4,530	5,443	(913)
Economic and industrial services	5,266	4,859	407	4,367	4,070	297
Primary services	729	1,128	(399)	608	1,074	(466)
Heritage, culture and recreation	1,165	2,032	(867)	1,206	1,609	(403)
Housing and community development	750	697	53	699	615	84
Other	—	31	(31)	—	52	(52)
Finance costs	1,318	2,760	(1,442)	1,215	2,602	(1,387)
Net foreign-exchange losses/(gains)	—	(17)	17	—	(29)	29
Unallocated revenues (tax revenue)	47,225	—	47,225	43,143	—	43,143
Net surplus of TEIs	—	—	133	—	—	139
Minority interest	—	—	(41)	—	—	(45)
Total Crown	67,065	60,910	6,247	60,387	53,057	7,424

Statement of Financial Position (functional classification)
as at 30 June 2005

	Actual 2005				Actual 2004
	Physical assets	Total assets	Total borrowings	Total liabilities	Physical assets	Total assets	Total borrowings	Total liabilities
	$m	$m	$m	$m	$m	$m	$m	$m
Total Crown by Functional Classification
Social security and welfare	435	19,877	658	14,267	349	14,410	525	11,700
GSF pension expenses	—	3,429	—	14,951	—	3,125	—	13,543
Health	3,249	5,120	531	2,214	3,113	3,876	495	2,048
Education	9,699	16,246	65	964	8,505	14,085	43	969
Core government services	2,240	21,047	28,648	36,382	2,142	21,133	30,015	37,016
Law and order	2,205	3,706	15	576	1,748	3,111	19	493
Defence	3,808	4,358	—	283	3,388	3,940	—	284
Transport and communications	17,392	21,877	2,734	5,049	15,284	18,735	2,303	4,789
Economic and industrial services	10,019	14,106	3,499	4,222	7,609	10,883	2,696	2,757
Primary services	1,258	2,070	224	483	1,119	1,878	207	456
Heritage, culture and recreation	5,564	6,594	52	761	4,407	5,082	65	428
Housing and community development	11,452	12,217	438	652	10,120	10,249	457	639
Other	173	184	—	44	156	165	—	87
Total Crown	67,494	130,831	36,864	80,848	57,940	110,672	36,825	75,209

Statement of Accounting Policies

Reporting Entity

The Crown financial statements have been prepared in accordance with the requirements of the Public Finance Act 1989(1).

The Crown reporting entity as specified in Part III of the Public Finance Act 1989 comprises:

• Ministers of the Crown	• Departments
• Reserve Bank of New Zealand	• Government Superannuation Fund
• State owned enterprises	• New Zealand Superannuation Fund
• Crown entities	• Air New Zealand Limited

A more detailed listing of the components of the Crown reporting entity is set out in the supplementary information on pages 98 to 99.

Accounting Policies

These financial statements comply with generally accepted accounting practice.  The measurement base applied is historical cost adjusted for revaluations of certain property, plant and equipment, state highways, commercial forests and marketable securities held for trading purposes.  The accrual basis of accounting has been used unless otherwise stated.

Reporting and forecast period

The reporting and forecast period for these financial statements is the year ended 30 June 2005.

The Budget forecast is the original forecast for the financial year, as presented in the 2004 Budget on 27 May 2004.  The estimated actual forecast, as presented in the 2005 Pre-Election Economic and Fiscal Update on 18 August 2005, has been prepared using actual data which was available at the time of the finalisation of the Pre-EFU forecasts (8 August 2005).

Basis of combination

Ministers of the Crown, departments, the Reserve Bank of New Zealand, the GSF, the NZS Fund, SOEs (including Air New Zealand Limited) and Crown entities (excluding TEIs) are combined using the purchase method of combination.  Corresponding assets, liabilities, revenues and expenses are added together line by line.  Transactions and balances between these sub-entities are eliminated on combination.  Offices of Parliament are not included in the Crown financial statements.

TEIs are equity accounted, which recognises these entities’ net assets, including asset revaluation movements and surpluses and deficits.

Note 13 outlines in more detail why there is a difference in the accounting treatment of TEIs from other Crown entities and why the Offices of Parliament are excluded.

(1)          The Public Finance Amendment Act 2004 came into force on 25 January 2005.  Under Part 8 section 33 of the Act, the financial statements for the year ended 30 June 2005 are required to be prepared under the requirements of the previous Act.

Revenue

Revenue levied through the Crown’s sovereign power

The Crown provides many services and benefits that do not give rise to revenue.  Further, payment of tax does not, of itself, entitle a taxpayer to an equivalent value of services or benefits, as there is no direct relationship between paying tax and receiving Crown services and transfers.

Such revenue is received through the exercise of the Crown’s sovereign power.  Where possible, revenue is recognised at the time the debt to the Crown arises.

Revenue type	Revenue recognition point
Source deductions	When an individual earns income that is subject to PAYE
Residents’ withholding tax(1)	When an individual is paid interest or dividends subject to deduction at source
Fringe benefit tax (FBT)	When benefits are provided that give rise to FBT
Provisional tax(2)	Payment due date
Terminal tax(2)	Assessment filed date
Goods and services tax	When the liability to the Crown is incurred
Excise duty	When goods are subject to duty
Road user charges and motor vehicle fees	When payment for the fee or charge is made
Stamp, cheque and credit card duties	Assessment filed date
Other indirect taxes	When the debt to the Crown arises
Levies (eg, ACC levies)	When the obligation to pay the levy to the Crown is incurred

(1)          Corresponds to withholding taxes on residents’ interest and dividend income in Note 1 to the financial statements.

(2)          Provisional and terminal taxes are paid by “other persons” and companies (refer to Note 1 to the financial statements).

Revenue earned through operations

If revenue has been earned by the Crown in exchange for the provision of outputs (products or services) to third parties, the Crown receives its revenue through operations.  Such revenue is recognised when it is earned.

Investment income

Investment income is recognised in the period in which it is earned.

Premiums and discounts

Premiums arising on the issue of a debt instrument are treated as a reduction in the cost of borrowing.  Discounts arising on the purchase of a monetary asset are treated as an increase in investment income.

Premiums and discounts are recognised in the Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

For floating rate debt instruments, the amortisation is over the first interest period.  Discounts on monetary assets deemed short-term securities are amortised on a straight-line basis.

The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Gains

Realised gains arising from sales of assets or the early repurchase of liabilities are recognised in the Statement of Financial Performance in the period in which the transaction occurs.

Unrealised foreign-exchange gains on monetary assets and liabilities, and unrealised gains on marketable securities held for trading purposes and listed equity investments, are recognised in the Statement of Financial Performance.

Unrealised and realised gains related to hedging activity are recognised in the Statement of Financial Performance in the same period in which losses on the underlying hedged position are recognised.

Unrealised gains arising from changes in the value of property, plant and equipment (including state highways) are recognised as at balance date.  To the extent that a gain reverses a loss previously charged to the Statement of Financial Performance, the gain is credited to the Statement of Financial Performance.  Otherwise, gains are credited to an asset revaluation reserve for that class of asset.

Unrealised gains arising from changes in the value of commercial forests are credited to the Statement of Financial Performance.

Unrealised gains (excluding foreign-exchange gains) arising from changes in the value of investments and marketable securities held for investment and unlisted equity investments are recognised as at balance date only to the extent that they reverse a loss previously charged to the Statement of Financial Performance.  Gains effecting such a reversal are credited to the Statement of Financial Performance.

Expenses

General

Expenses are recognised in the period to which they relate.

Welfare benefits

Welfare benefits are recognised in the period when an application for a benefit has been received and the eligibility criteria met.

Grants and subsidies

Where grants and subsidies are discretionary until payment, the expense is recognised when the payment is made.  Otherwise, the expense is recognised when the specified criteria have been fulfilled and notice has been given to the Crown.

Discounts and premiums

Discounts arising on the issue of a debt instrument are treated as an increase in the cost of borrowing.  Premiums arising on the purchase of a monetary asset are treated as a reduction in investment income.

Discounts and premiums are recognised in the Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

For floating rate debt instruments, the amortisation is over the first interest period.  Premiums on monetary assets deemed short-term securities are amortised on a straight-line basis.

The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Losses

Realised losses arising from sales of assets or the early repurchase of liabilities are recognised in the Statement of Financial Performance in the period in which the transaction occurs.

Unrealised foreign-exchange losses on monetary assets and liabilities, and unrealised losses on marketable securities held for trading purposes and listed equity investments, are recognised in the Statement of Financial Performance.

Unrealised and realised losses related to hedging activity are recognised in the Statement of Financial Performance in the same period in which gains on the underlying hedged position are recognised.

Unrealised losses (excluding foreign-exchange losses) arising from changes in the value of property, plant and equipment (including state highways), and investments and marketable securities held for investment and unlisted equity investments are recognised at balance date.  Unrealised losses are first applied against any revaluation reserve for that class of asset.  The balance, if any, is charged to the Statement of Financial Performance.

Unrealised losses arising from changes in the value of commercial forests are charged to the Statement of Financial Performance.

Foreign-currency transactions

Short-term transactions covered by forward exchange contracts are translated into New Zealand dollars using the forward rates specified in those contracts.

Other transactions in foreign currencies are translated into New Zealand dollars using the exchange rate on the date of the transaction.  Exchange differences arising on settlement of these transactions are recognised in the Statement of Financial Performance.

Outstanding foreign-exchange contracts are translated at the closing exchange rate.  Exchange gains and losses are included in the Statement of Financial Performance in the period in which they arise.

Depreciation

Depreciation is charged on a straight-line basis at rates calculated to allocate the cost or valuation of an item of property, plant and equipment, less any estimated residual value, over its estimated useful life.  Typically, the estimated useful lives of different classes of property, plant and equipment are as follows:

Freehold buildings	25 to 60 years
Specialist military equipment	5 to 25 years
Other plant and equipment	3 to 25 years
State highways:
Pavement (surfacing)	7 years
Pavement (other)	36 years
Bridges	90 to 100 years
Aircraft (ex specialist military equipment)	10 to 20 years
Electricity distribution network	2 to 80 years
Electricity generation assets	25 to 55 years

Assets

Foreign monetary assets

Where short-term foreign monetary assets are subject to forward exchange contracts, they are translated into New Zealand dollars at the contract rate.  Otherwise, foreign monetary assets are translated at the closing exchange rate.

Exchange gains and losses are included in the Statement of Financial Performance in the period in which they arise.

Receivables and advances

Receivables and advances are recorded at the amounts expected to be ultimately collected in cash.

Inventories

Inventories are recorded at the lower of cost and net realisable value.  Where inventories acquired are recorded at cost, the weighted average cost method is used.  Appropriate allowance has been made for obsolescence.

Investments

Marketable securities held for trading purposes

Marketable securities held for trading purposes are recorded at fair value.

Equity investments

Listed equity investments (other than those forming part of the reporting entity) are recorded at fair value.

Other equity investments (other than those forming part of the reporting entity) are recorded at lower of cost and fair value.

Other investments and marketable securities held for investment purposes

Other investments, including marketable securities held for investment purposes, are recorded at the lower of cost and fair value.

Investments held for hedging purposes are recorded on the same basis as the item being hedged.

Items of property, plant and equipment

Items of property, plant and equipment are initially recorded at cost.

Revaluations are carried out for most classes of property, plant and equipment to reflect the service potential or economic benefit obtained through control of the asset.  Revaluation is based on the fair value of the asset.  Where an asset is recorded using depreciated replacement cost, depreciated replacement cost is based on the estimated present cost of construction, reduced by factors for age and deterioration of the asset.

Classes of property, plant and equipment assets that are revalued, are revalued at least every five years.

Classes of property, plant and equipment assets that are revalued are regularly reviewed to ensure the carrying value is not materially different from fair value.

For each property, plant and equipment asset project, borrowing costs incurred during the period required to complete and prepare the asset for its intended use are expensed.

Land and buildings

Land and buildings are recorded at fair value less accumulated depreciation on buildings.  In cases where valuations conducted in accordance with the New Zealand Property Institute’s standards are not available, valuations conducted in accordance with the Rating Valuation Act 1998, which have been confirmed as appropriate by an independent valuer, have been used.

Specialist military equipment

Specialist military equipment is recorded at depreciated replacement cost (fair value) less accumulated depreciation.  Valuations have been obtained through specialist assessment by New Zealand Defence Force advisers, and the basis of these valuations have been confirmed as appropriate by an independent valuer.

State highways

State highways are recorded at depreciated replacement cost based on the estimated present cost of constructing the existing asset by the most appropriate method of construction.  Land associated with the state highways is valued using an opportunity cost based on adjacent use, as an approximation of fair value.

Aircraft (excluding specialist military equipment)

Aircraft (excluding SME) are recorded at fair value less any accumulated depreciation.

Electricity distribution network

Electricity distribution network assets are recorded at cost less accumulated depreciation.

Electricity generation assets

Electricity generation assets are recorded at fair value less any accumulated depreciation.

Other items of property, plant and equipment – at cost

Other property, plant and equipment, which include motor vehicles and office equipment, are recorded at cost less accumulated depreciation.

Other physical assets for which an objective estimate of market value is difficult to obtain

Such physical assets (national parks, for example) are recorded at fair value less any accumulated depreciation.

Commercial forests

Commercial forests are recorded at fair value less estimated point-of-sale costs.  This takes into account age, quality of timber and the forest management plan.

Goodwill and intangible assets

The excess of cost over the fair value of the net assets of entities acquired (subsidiaries) at the date of acquisition is recognised as goodwill.  The balance of goodwill is assessed annually for evidence of impairment in excess of annual amortisation.

Identifiable intangible assets which have been purchased are initially recorded at cost and thereafter either at cost less accumulated amortisation and any accumulated impairment losses or, where in the rare case where an active market exists, at a revalued amount being fair value at the date of the revaluation less any subsequent accumulated amortisation and any subsequent accumulated impairment losses.

Goodwill and identifiable intangible assets are amortised on a systematic basis to the Statement of Financial Performance over their period of expected benefit.  The maximum period of amortisation is 20 years.

Liabilities

Borrowings

In the Statement of Financial Position, borrowings (including currency swaps) are recorded at nominal value adjusted for the unamortised portion of the premium or discount on issue.

Foreign monetary liabilities

Where short-term foreign monetary liabilities are subject to forward exchange contracts, they are translated into New Zealand dollars at the contract rate.  Otherwise, foreign monetary liabilities are translated at the closing exchange rate.

Exchange gains and losses are recognised in the Statement of Financial Performance in the period in which they arise.

Pension liabilities

Pension liabilities in respect of the contributory service of superannuation scheme members are recorded at the latest actuarial value of the Crown’s liability for pension payments.  Movements of the liability are reflected in the Statement of Financial Performance.

ACC claims liabilities

The future cost of ACC claims liabilities is revalued annually based on the latest actuarial information.  Movements of the liability are reflected in the Statement of Financial Performance.

Currency issued

Currency issued represents a liability in favour of the holder.  Currency issued for circulation, including an amount to cover expected future redemption of demonetised currency, is recognised at face value.

Leases

Finance leases transfer to the Crown as lessee substantially all the risks and rewards incident on the ownership of a leased asset.  The obligations under such leases are capitalised at the present value of the minimum lease payments.  The capitalised values are amortised over the period in which the Crown expects to receive benefits from their use.

Operating leases, where the lessors substantially retain the risks and rewards of ownership, are recognised in a systematic manner over the term of the lease.

Leasehold improvements are capitalised and the cost is amortised over the unexpired period of the lease or the estimated useful life of the improvements, whichever is shorter.

Employee entitlements

Employee entitlements to salaries and wages, annual leave, long service leave, retiring leave and other similar benefits are recognised when they accrue to employees.  The liability for employee entitlements is carried as the present value of the estimated future cash outflows.

Other liabilities

All other liabilities are recorded at the estimated obligation to pay.

Commitments

Commitments are future expenses and liabilities to be incurred on contracts that have been entered into at balance date.  Commitments include those operating and capital commitments arising from non-cancellable contractual or statutory obligations.  Interest commitments on debts and commitments relating to employment contracts are not included in the Statement of Commitments.

Contingent liabilities and contingent assets

Contingent liabilities and contingent assets are recorded in the Statement of Contingent Liabilities and Contingent Assets at the point at which the contingency is evident.

Changes in Accounting Policies

The measurement basis of valuing electricity generation assets has changed from historical cost to fair value.  The financial impact of this change increases property, plant and equipment by $1,986 million and increases net worth by the same amount.

In addition the measurement basis of electricity distribution network assets has changed from fair value to historical cost.  The change in accounting policy in electricity distribution network assets has been adopted on the basis that these revaluations have not been material relative to the asset base.  Over the period of 1999 to 2004 the total revaluation has been $45 million on an asset base of $1.9 billion and therefore the costs incurred in undertaking a revaluation exceed the benefits.

There have been no other changes in accounting policies.  All other policies have been applied on a basis consistent with the previous year.

Comparatives

To ensure consistency with the current period, comparative figures have been restated where appropriate.

Notes to the Financial Statements

Note 1:  Tax and Levies Collected through the Crown’s Sovereign Power (Accrual)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

		Income Tax Revenue (accrual)
		Individuals
17,701	18,324	Source deductions	18,324	16,908
3,995	4,103	Other persons	4,103	4,027
(876)	(876)	Refunds	(876)	(860)
432	441	Fringe benefit tax	441	410
21,252	21,992	Total Individuals	21,992	20,485

		Corporate Tax
6,416	7,549	Gross companies tax	7,537	6,099
(187)	(232)	Refunds	(232)	(180)
803	927	Non-resident withholding tax	927	800
130	188	Foreign-source dividend withholding payments	188	139
7,162	8,432	Total Corporate Tax	8,420	6,858

		Other Income Tax
1,282	1,501	Resident withholding tax on interest income	1,501	1,188
58	59	Resident withholding tax on dividend income	59	49
2	2	Estate and gift duties	2	2
1,342	1,562	Total Other Income Tax	1,562	1,239
29,756	31,986	Total Direct Income Tax	31,974	28,582

		Goods and Services Tax
17,156	17,324	Gross goods and services tax	17,378	16,603
(7,120)	(7,180)	Refunds	(7,180)	(6,885)
10,036	10,144	Total Goods and Services Tax	10,198	9,718

		Other Indirect Taxation
802	817	Petroleum fuels excise	823	947
831	823	Tobacco excise	842	819
958	917	Customs duty	947	720
686	713	Road user charges	713	667
482	485	Alcohol excise	491	476
299	282	Gaming duties	281	261
211	217	Motor vehicle fees	217	211
77	73	Energy resources levies	73	75
55	64	Approved issuer levy and cheque duty	65	56
4,401	4,391	Total Other Indirect Taxation	4,452	4,232
14,437	14,535	Total Indirect Taxation	14,650	13,950
44,193	46,521	Total Tax Revenue Collected	46,624	42,532

		Other Sovereign Revenues (accrual)
2,000	2,184	ACC levies	2,119	1,989
231	241	Fire Service levies	249	233
80	80	EQC levies	80	78
763	721	Other	667	686
3,074	3,226	Total Other Sovereign Revenues	3,115	2,986
47,267	49,747	Total Sovereign Revenue	49,739	45,518

Note 1:  Tax and Levies Collected through the Crown’s Sovereign Power (Cash)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

		Income Tax Receipts (cash)
		Individuals
17,702	18,380	Source deductions	18,380	17,012
4,414	4,640	Other persons	4,640	4,352
(1,300)	(1,365)	Refunds	(1,365)	(1,406)
428	431	Fringe benefit tax	432	410
21,244	22,086	Total Individuals	22,087	20,368

		Corporate Tax
7,135	8,328	Gross companies tax	8,365	7,169
(1,091)	(735)	Refunds	(735)	(1,088)
794	949	Non-resident withholding tax	949	776
130	185	Foreign-source dividend withholding payments	185	128
6,968	8,727	Total Corporate Tax	8,764	6,985

		Other Income Tax
1,282	1,498	Resident withholding tax on interest income	1,498	1,217
58	60	Resident withholding tax on dividend income	60	53
2	2	Estate and gift duties	2	2
1,342	1,560	Total Other Income Tax	1,560	1,272
29,554	32,373	Total Direct Income Tax	32,411	28,625

		Goods and Services Tax
16,906	16,675	Gross goods and services tax	16,729	15,768
(6,870)	(6,719)	Refunds	(6,719)	(6,313)
10,036	9,956	Total Goods and Services Tax	10,010	9,455

		Other Indirect Taxation
802	811	Petroleum fuels excise	812	944
831	838	Tobacco excise	838	800
958	968	Customs duty	968	726
686	714	Road user charges	714	668
482	484	Alcohol excise	483	476
299	289	Gaming duties	287	260
211	205	Motor vehicle fees	205	223
78	73	Energy resources levies	73	75
55	66	Approved issuer levy and cheque duty	66	56
4,402	4,448	Total Other Indirect Taxation	4,446	4,228
14,438	14,404	Total Indirect Taxation	14,456	13,683
43,992	46,777	Total Tax Receipts Collected	46,867	42,308

		Other Sovereign Receipts (cash)
1,936	2,130	ACC levies	2,052	2,008
232	241	Fire Service levies	249	233
81	81	EQC levies	81	79
602	582	Other	592	532
2,851	3,034	Total Other Sovereign Receipts	2,974	2,852
46,843	49,811	Total Sovereign Receipts	49,841	45,160

Note 2:  Sale of Goods and Services

The Statement of Segments shows the sale of goods and services as a total for each area of the Crown (ie, total sales for core Crown, Crown entities and SOEs). The total for Crown entities includes such items as lottery sales, housing rental and Crown research institutes (CRI) sales. The total sales of SOEs (including Air NZ) represents the majority of their income from electricity generation and distribution services, postal services, advertising and air travel sales.

Note 3:  Investment Income

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2005	2004
$m	$m		$m	$m

		Investment Income
1,527	2,099	Interest income	2,264	1,428
503	498	Student loans	498	447
61	67	Dividends	87	76
423	866	Gains/(losses) on marketable securities, deposits and equity investments	867	701
3	10	Other	98	1
2,517	3,540	Total Investment Income	3,814	2,653

Note 4: Other Revenue

—	—	Unrealised (losses)/gains arising from changes in the value of commercial forests	(23)	(40)
100	102	GSF contributions	102	110
29	51	Petroleum royalties	51	18
31	29	Cost recovery income from fisheries	30	22
1,865	2,021	Other	2,021	1,906
2,025	2,203	Total Other Operational Revenue	2,181	2,016

Note 5: Subsidies and Transfer Payments

		Social Assistance Grants
6,086	6,083	New Zealand Superannuation	6,083	5,889
1,577	1,547	Domestic purposes benefit	1,547	1,569
1,544	1,530	ACC payments	1,549	1,407
939	831	Unemployment benefit	831	1,084
1,044	1,026	Invalids benefit	1,026	976
932	846	Family support	846	833
754	750	Accommodation supplement	750	702
514	510	Sickness benefit	510	470
413	359	Student allowances	359	380
274	267	Disability allowances	267	257
1,753	1,627	Other social assistance grants	1,629	1,526
135	118	Subsidies	118	110
		Other Transfer Payments
259	297	Official development assistance	297	238
25	32	Other	32	25
16,249	15,823	Total Subsidies and Transfer Payments	15,844	15,466

Note 6:  Personnel Expenses

The Statement of Segments shows the personnel expenses as a total for each area of total Crown (ie, total personnel expenses for core Crown, Crown entities and SOEs).

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2005	2004
$m	$m		$m	$m

1,042	1,034	GSF pension costs	1,032	975
90	108	Other pension expenses	108	90
11,895	12,344	Other personnel expenses	12,422	11,436
13,027	13,486	Total Personnel Expenses	13,562	12,501

Personnel expenses include salaries and allowances to Ministers of the Crown totalling $6 million (30 June 2004: $5.7 million). In addition, Ministers are provided with ministerial accommodation in Wellington and receive allowances when travelling in New Zealand.

Note 7:  Operating Expenses

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of entities included in the Crown financial statements, excluding those expenses separately identified in the Statement of Financial Performance and other notes.  Items disclosed separately below are those required by accounting standards.

Other operating costs is the large residual item. Most of these costs represent payments made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example). They also include other day-to-day operating costs.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m
		Depreciation Expenses
803	788	Buildings	793	749
113	116	Electricity distribution networks	106	103
183	181	Electricity generation assets	166	146
188	189	Specialist military equipment (SME)	189	180
237	233	State highways	225	219
120	184	Aircraft (excluding SME)	101	91
799	774	Other plant and equipment	850	789
92	65	Other assets	98	70
2,535	2,530	Total Depreciation Costs	2,528	2,347

		Other Operating Expenses
679	720	Rental and leasing costs	789	775
74	1,002	Change in provision for doubtful debts	984	459
198	70	Write-off of bad debts	93	84
47	96	Goodwill amortised	97	78
19	19	Audit fees	25	21
3	12	Fees paid to auditors for other services	5	7
—	—	Asset impairment losses	74	61
310	348	Grants paid(1)	1,267	309
314	337	Lottery prize payments	350	347
—	—	Loss/(gain) on sale of assets	2	(15)
—	—	Net revaluation losses	53	137
20,132	20,106	Other operating costs	19,047	18,052
24,311	25,240	Total Operating Expenses	25,314	22,662

(1)                        Additional information on the classification of grants has been collected for 30 June 2005. The forecasts and previous actuals have not been restated, this would be a reclassification between grants paid and other operating costs.

Note 8:  Cash and Marketable Securities, Deposits and Equity Investments

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2005	2004
$m	$m		$m	$m
		By Category
2,121	3,281	Total Cash	3,710	3,450

12,372	20,119	Marketable securities and deposits (MSD)	21,464	15,178
10,067	10,791	Equity investments (eg, shares)	10,896	8,446
857	702	Reserve position at the IMF	702	1,012
23,296	31,612	Total MSDs and Equity Investments	33,062	24,636
25,417	34,893	Cash and MSDs and Equity Investments	36,772	28,086

		By Portfolio Management:
7,802	14,827	Reserve Bank and NZDMO managed funds	14,776	11,313
5,692	5,571	NZS Fund	5,571	3,410
3,032	3,235	Government Superannuation Fund	3,233	3,019
4,277	5,605	ACC portfolio	5,987	4,276
1,559	1,553	EQC portfolio	1,675	1,589
934	821	Other holdings	1,820	1,029
23,296	31,612	Total MSDs and Equity Investments	33,062	24,636

The asset values above are net of any cross-holdings. For example, the asset portfolios of the NZS Fund, GSF, EQC and ACC currently all hold amounts of New Zealand Government stock. For financial reporting purposes these amounts are eliminated within the combined financial statements. The total portfolios, including cross-holdings of New Zealand Government stock, are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits – because of the restricted nature of these assets they are excluded from the definition of net core Crown debt).

Nature of financial assets – some are restricted in their purpose

Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown. It is for this reason that such assets are excluded from the definition of net core Crown debt – one of the Crown’s key fiscal policy indicators.

New Zealand Superannuation Fund

The assets of the NZS Fund is the Government’s means of building up assets to partially pre-fund future New Zealand superannuation expenses and may only be used for New Zealand Superannuation. The assets in this fund total $6.6 billion. The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

The GSF Authority administers the portfolio of the GSF totalling $3.5 billion. These assets result from contributions by beneficiaries built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the GSF Act). Also refer Note 16.

EQC – Natural Disaster Fund (NDF)

The EQC is New Zealand’s primary provider of seismic disaster insurance to residential property owners. The EQC administers the NDF, comprising capital and reserves. The EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

ACC portfolio

ACC manages the ACC scheme. At present there is a substantial outstanding claims liability associated with past claims of around $11.4 billion. To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets. The target is to have the residual claims fully funded by 2014. Also refer Note 17.

Individual Portfolio Information (including cross-holdings of New Zealand Government stock)

6,323	6,555	NZS Fund	6,555	3,956
3,400	3,522	GSF net assets	3,521	3,375
6,186	7,635	ACC portfolio	8,123	6,176
4,602	4,533	EQC portfolio	4,557	4,367

Note 9:  Advances

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2005	2004
$m	$m		$m	$m

6,864	6,476	Student loans (see analysis below)	6,465	5,995
1,581	1,851	Kiwibank mortgages	1,575	1,038
73	77	Residential care loans	77	72
48	51	Mori development rural lending	51	48
28	28	Forestry encouragement loans	25	25
5	6	Catchment authorities	6	6
322	370	Other	337	261
8,921	8,859	Total Advances	8,536	7,445

		Analysis of Student Loans
		Outstanding balance
7,775	7,499	Total loans outstanding (including interest)	7,499	6,821
(911)	(1,023)	Total provisions (capital and interest)	(1,034)	(826)
6,864	6,476	Total Student Loans	6,465	5,995

		Movement during the year
6,095	5,995	Opening balance	5,995	5,370
1,100	971	Amount advanced in current year	971	999
503	498	Interest accrued on outstanding loan balances	498	447
(334)	(313)	Repayment of base capital	(313)	(294)
(204)	(259)	Repayment of accrued interest	(259)	(216)
(304)	(424)	Interest written off and movement in provision for interest write-offs and doubtful debts	(435)	(319)
8	8	Other movements	8	8
6,864	6,476	Closing Balance	6,465	5,995

Provision for student loans

The book value of student loans represents outstanding loan balances as at 30 June 2005 after provision for expected doubtful debts. The book value does not discount the repayments.

The methodology used to provide for student loans contains a capital and an interest component. These provisions are periodically reviewed for appropriateness and the methodologies updated where necessary.

Capital provision

The provision on the outstanding capital issued is 12.8% (2004:11.4%). The key variables that impact on the expected level of write-off relate to death and bankruptcy write-offs as well as debt that will not be collected because of retirement, child-rearing or disability because these borrowers do not meet the repayment threshold obligation. The underlying assumptions regarding the borrowing characteristics and income growth profiles of borrowers and the expected level of defaulters are based on the most current information. The provision is sensitive to the assumptions on borrowing characteristics and income growth profiles, and so is regularly reassessed as new information becomes available. A 1% shift will impact on the provision level by around $75 million.

Interest write-off provision

The provision for interest write-offs on interest accrued after 31 December 1999 was reviewed in light of changes to Government policy, resulting in a substantial increase in the provision level to 70% (from 17%). This reflected changes to the student loan scheme allowing the full write-off of interest while students continue to study along with the increased income thresholds used to determine repayments through the income tax system. The effective provision for interest write-offs from 1 January 2004 was around 50% and from 1 January 2005 it was approximately 55%. The interest rate provision is reviewed annually.

Estimated fair value

The estimated fair value of the student loan debt as at 30 June 2005 has been determined to be approximately $5,994 million ($5,734 million at 30 June 2004). The fair value is less than the book value by $471 million, but this is not considered to indicate the need to impair the book value, largely as the two approaches to determining a value are not directly comparable. The fair value has been determined by projecting forward the expected cash flows from the Student Loan Scheme and discounting them back at an appropriate after-tax discount rate. The fair value has been calculated using a model constructed for the Ministry of Education in 2003 which integrates students’ educational and demographic information with data on loans and income that is held securely by Statistics New Zealand. The model is dependent on a number of assumptions on future income levels, repayment behaviour, in addition to economic assumptions (the discount rate, inflation and so on). As such the estimated fair value is sensitive to changes in those underlying assumptions. For example a 1% shift in the discount rate alters the value by approximately $350 million, whereas a 1% shift in salary inflation alters the value by approximately $120 million. The accuracy of the fair value determination is expected to continue to improve as the fair value model is further developed. The 2005 Student Loan Annual Report will contain more information on the student loan scheme.

Note 10:  Receivables

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2005	2004
$m	$m		$m	$m

5,577	5,580	Taxes receivable	5,641	5,843
3,996	3,929	Accounts receivable	4,610	4,294
		Receivable from the sale and
114	121	purchase of Maui gas	121	156
265	472	Prepayments	511	294
9,952	10,102	Total Receivables	10,883	10,587

Included in accounts receivable at nominal value less provision for doubtful debts are the debtor portfolios held by the Ministries of Social Development and Justice. Due to the nature of these portfolios the collectability of outstanding amounts can take place over a significant period of time.

The debtor portfolio held by the Ministry of Justice largely relates to outstanding court costs, fines and enforcement fees. The gross value of the debtor portfolio was $498 million, $116 million has been provided for as a provision reflecting the nature of the collectability of the debtors.

The debtor portfolio held by the Ministry of Social Development largely relates to benefit overpayments, advances on benefits and recoverable special needs grants. The gross value of the debtor portfolio was $791 million, $395 million has been provided for as a provision reflecting the collectability of the debtors.

Note 11:  Other Investments

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

79	74	International Bank for Reconstruction and Development	74	82
81	79	Asian Development Bank	79	89
93	68	Other	68	88
253	221	Total Other Investments	221	259

Note 12:  Property, Plant and Equipment

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m
		By Type

		Gross Carrying Value

6,891	9,669	Land (valuation)	11,693	9,509
478	442	Properties intended for sale (lower of book value or NRV)	470	464
18,731	19,018	Buildings (valuation)	19,457	18,138
2,466	2,136	Electricity distribution network (cost)	2,123	2,409
6,259	6,274	Electricity generation assets (valuation)	7,260	4,915
1,367	1,594	Aircraft (ex SME) (valuation)	1,139	1,149
13,445	13,612	State highways (valuation)	14,909	13,082
3,038	3,032	Specialist Military Equipment (valuation)	3,032	2,780
9,805	8,636	Other plant and equipment (cost)	8,987	8,402
5,345	5,169	Other assets (valuation)	6,751	5,262
67,825	69,582	Total Gross Carrying Value	75,821	66,110

		Accumulated Depreciation

2,822	1,886	Buildings	1,324	1,356
386	213	Electricity distribution network	187	451
791	564	Electricity generation assets	169	416
98	184	Aircraft (ex SME)	—	—
447	234	State highways	—	—
671	621	Specialist military equipment	621	482
5,931	4,983	Other plant and equipment	5,595	5,141
485	295	Other assets	431	324
11,631	8,980	Total Accumulated Depreciation	8,327	8,170

		Net Carrying Value
6,891	9,669	Land (valuation)	11,693	9,509
478	442	Properties intended for sale (lower of book value or NRV)	470	464
15,909	17,132	Buildings (valuation)	18,133	16,782
2,080	1,923	Electricity distribution network (cost)	1,936	1,958
5,468	5,710	Electricity generation assets (valuation)	7,091	4,499
1,269	1,410	Aircraft (ex SME) (valuation)	1,139	1,149
12,998	13,378	State highways (valuation)	14,909	13,082
2,367	2,411	Specialist military equipment (valuation)	2,411	2,298
3,874	3,653	Other plant and equipment (cost)	3,392	3,261
4,860	4,874	Other assets (valuation)	6,320	4,938
56,194	60,602	Total Net Carrying Value	67,494	57,940

		By holding
55,810	60,230	Freehold assets	66,282	57,357
384	372	Leasehold assets	1,212	583
56,194	60,602	Total Net Carrying Value	67,494	57,940

State highways

State highways comprise the land, formation works, road structure, drainage works and traffic facilities of the roads, plus bridges, culverts, tunnels, stock and pedestrian underpasses, protection works and retaining structures. The land was valued on a fair value basis while other elements of the state highways were valued on the basis of depreciated replacement cost. After allowing for new works and depreciation during the year to 30 June 2005, the depreciated replacement cost is assessed at $14,909 million ($13,082 million as at 30 June 2004).

Replacement costs were determined by estimating the costs of new construction of the network by the most appropriate method of construction. The methodology applied used information from the road assessment and maintenance management (RAMM) database and the bridge inventory held by Transit New Zealand. This information was supplemented by local knowledge and expertise of the valuers: (Opus International Consultants).

Other assets

There are difficulties associated with obtaining an objective valuation for some of the Crown’s assets. These are discussed below:

National Archives Holdings

Archives in the possession of Archives New Zealand have been valued and recorded at a best estimate of fair value as at 30 June 2005. Determination of the fair value of $548 million at 30 June 2005 ($537 million as at 30 June 2004) was based on the application of indicative benchmark values to relevant categories of archives, plus individual valuation of exceptional items (for example the Treaty of Waitangi). The indicative benchmark values were based on an independent valuation of samples from each category of recent sales of items that reflect the type of archive held. If no recent sales have occurred, an assessment of value compared with other categories has been used. The values of the exceptional items are based on a valuation supplied by a reputable independent valuer.

National library collections

The Heritage Collections are valued at fair value. The valuation was performed by National Library staff at 30 June 2003, with the valuation methodology reviewed by an independent valuer. The carrying value of $855 million as at 30 June 2005 ($853 million as at 30 June 2004) includes the value of purchases for the collections since the last revaluation and the value of material received through donation and legal deposit. Section 11 of the National Library of New Zealand (Te Puna Mtauranga o Aotearoa) Act 2003 requires the Crown to own the collections of the Alexander Turnbull Library in perpetuity. The Heritage Collections are not depreciated.

The General and Schools Collections are recorded at net book value of $20 million as at 30 June 2005 ($20 million as at 30 June 2004).

National parks, forest parks, conservation areas and recreational facilities

The Conservation Estate was recorded at their valuation of $2,971 million as at 30 June 2005 ($1,855 million as at 30 June 2004). The valuation of the Conservation Estate was based on rateable valuations prepared by Quotable Value New Zealand and was independently reviewed by valuersnet.nz.

The Department of Conservation recreational facilities were recorded at their fair valuation of $257 million as at 30 June 2005 ($258 million as at 30 June 2004). The recreational facilities are subject to an asset management plan and are recorded in the Visitor Assets Management System (VAMS).

The fences that border Conservation Estate areas or form part of the recreational facilities have been fair valued and recorded at $77 million as at 30 June 2005 ($66 million as at 30 June 2004). Over the three years to 30 June 2005, 44 of the 49 Department’s Areas were sampled, valued by the Department of Conservation and confirmed by an independent valuer. This was extrapolated to provide a national value.

The use and disposal of all the Crown land managed by the Department of Conservation is determined by legislation, in particular the Reserves Act 1977 and the National Parks Act 1980 and the Conservation Act 1987.

The Crown land managed by the Department is not subject to mortgages or other charges or treaty claims. Specific areas may, however, be included in the Treaty settlements if the Crown decides to offer those areas to claimants. Some areas may be subject to leases, licences or permits issued by the Department under concession provisions of the relevant legislation.

Parliamentary Library

The Parliamentary Library has been valued and recorded at $27 million ($28 million as at 30 June 2004). The reference collection is valued at historical cost and the heritage collection at current market value on a three yearly basis by the Service’s Library staff in accordance to guidelines released by the New Zealand Library Association and the National Library of New Zealand.

Crown Research Institutes “collection type” asset values

The Crown, when establishing Crown Research Institutes in 1992, transferred various national databases and reference collections to individual Institutes at nil value. No reliable valuation is able to be obtained for these assets, and so they remain at nil value. Many of the databases and collections were specifically identified by the Foundation of Research, Science and Technology as being of significant importance and as such have covenants attached to them restricting an Institute’s ability to deal with them.

Rail Assets

In 2004 the Crown purchased the national rail infrastructure and some related assets from Toll Holdings Limited. The purchase included the rail infrastructure for $1. The Crown has signed a lease agreement providing exclusive access rights to the rail infrastructure for the provision of freight services with Toll Holdings Limited. Effective 1 September 2004, the infrastructure assets were transferred from the Crown to ONTRACK (the SOE responsible for operating the rail network) for $1.

The Crown has committed a total of $200 million expenditure on upgrading the national rail infrastructure over the next five years since purchase $67 million ($15 million in the period ended 30 June 2004) of this expenditure has been incurred to date (30 June 2005).

NOTE 13: Accounting Treatment of TEIs and Non-Combination of Offices of Parliament

Section 27 (2) of the Public Finance Act 1989 (the Act) requires the Crown to prepare financial statements in accordance with generally accepted accounting practice. Section 27 (3) of the Act also requires the Crown to record its interest in entities such as Offices of Parliament and Crown entities within its financial statements.

The applicable financial reporting standards (FRSs) that determine the basis of combination of entities that make up the Crown reporting entity are FRS 37: Consolidating Investments in Subsidiaries and FRS 38: Accounting for Investments in Associates.

FRS 37 provides the basis for establishing whether the Crown’s interest in an entity should be line-by-line combined. The control test in FRS 37 requires consideration of both the Crown’s level of power and the benefit in relation to entities.

FRS 37 is not clear about how the definition of control in FRS 37 should be applied in some circumstances in the public sector, particularly where legislation provides certain public sector entities with statutory autonomy and independence. Treasury’s view is that line-by-line combination of such entities would provide a more conceptually complete and consistent picture of the Government’s financial activities and position. However, given the lack of clarity in applying FRS 37, the 2005 Crown financial statements:

•           exclude Offices of Parliament as the Crown cannot unilaterally determine these entities operating and financing policies, nor significantly influence these entities. In addition the relationship of these entities is primarily with Parliament. As at 30 June 2005 these entities had total expenses of $50 million, total assets of $13 million and liabilities of $9 million (ie, net worth of $4 million)

•           equity account the TEIs as the Crown cannot unilaterally determine their operating and financing policies, but does have a number of powers in relation to these entities.

The following table shows the financial effect if the revenue, expenses, assets and liabilities of TEIs were line-by-line combined and contrasts this with the treatment in the financial statements of equity accounting TEIs’ net surpluses and net assets. If TEIs were line-by-line combined there would be an increase in total revenues and expenses, total Crown debt and total assets and liabilities. The operating balance and net worth are the same under both accounting treatments.

The impact on the total Crown results from combining TEIs line by line would be to increase revenues and expenses, but only to the extent the TEI totals were not funded by the Crown (ie, by the amount in the third column). The Statement of financial position would alter as indicated in the following table.

TEIs	Equity accounting (current treatment) 2005	Impact on total Crown(2)	Equity accounting (current treatment) 2004	Impact on total Crown
$millions
Operating Results
Revenues	—	1,423	—	1,569
Expenses	—	1,290	—	1,430
Net surplus of TEIs	133	(133)	139	(139)
Operating Balance (no change)	133	—	139	—
Assets and Liabilities
Assets
Financial assets	—	914	—	832
Property, plant and equipment	—	5,125	—	4,413
Other assets	—	226	—	224
Net investment in TEIs	5,010	(5,010)	4,367	(4,367)

Total assets	5,010	1,255	4,367	1,102
Liabilities
Gross debt	—	331	—	226
Other liabilities	—	924	—	876

Total Liabilities	—	1,255	—	1,102
Net Worth (no change)	5,010	—	4,367	—

NOTE 14: Intangible Assets (including goodwill)

Goodwill and intangible assets as at 30 June 2005 total $737 million ($849 million as at 30 June 2004). Intangible assets (including goodwill) comprise:

	30 June 2005	30 June 2004
	$m	$m
Intangible assets	279	302
Goodwill	458	547
Total Intangible Assets	737	849

(2)   This is the impact on the total Crown results if a full line by line combination approach was adopted.

Intangible assets primary relate to licences and derivatives that Meridian Energy acquired on purchasing Southern Hydro Pty Limited in 2003.

Goodwill is primarily made up of:

•           remaining goodwill on acquisition of Air New Zealand of $305 million ($352 million as at 30 June 2004). It is amortised over a 10-year period. This results in an expense of $47 million per year

•           goodwill on acquisitions by SOEs.

The following table reconciles the movements in goodwill during the year.

Description	30 June 2005	30 June 2004
($million)
Opening balance
Gross goodwill	709	694
Accumulated amortisation	(162)	(84)
Net opening balance	547	610

Goodwill acquired during the period	8	15
Goodwill amortised during the period	(97)	(78)

Closing balance	458	547
Represented by:
Gross goodwill	717	709
Accumulated amortisation	(259)	(162)
Net closing balance	458	547

Note 15:  Payables and Provisions

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2005	2004
$m	$m		$m	$m

5,425	7,476	Accounts payable and accruals	8,593	7,493
2,134	2,766	Taxes repayable	2,778	2,355
507	552	Provisions	466	485
—	310	Provision for Kyoto Protocol	310	—
882	944	National Provident Fund guarantee	944	891
1,179	1,285	Provision for employee entitlements	1,360	1,262
10,127	13,333	Total Payables and Provisions	14,451	12,486

The Crown guarantees the payment of benefits by the Board of Trustees of the National Provident Fund. The actuarial valuation report on these schemes as at 31 March 2005, prepared in June 2005 by PriceWaterhouseCoopers, has indicated the DBP Annuitants Scheme, which contains pensioners only, has an actuarial deficit of $944 million, an increase of $53 million from 30 June 2004.

		Analysis of Provisions
672	485	Opening balance	485	588
(25)	254	Additional provisions made in the year	310	96
(103)	(195)	Provisions used in period	(243)	(87)
(37)	8	Reversal of previous provision	(86)	(112)
507	552	Closing Balance	466	485

New Zealand’s liability under the Kyoto Protocol for the first Commitment Period

New Zealand’s obligations under the Kyoto Protocol

New Zealand is a signatory to the Kyoto Protocol, which imposes binding emission reduction targets on New Zealand, over the First Commitment Period (CP1 – 2008-2012). The Protocol entered into force on 16 February 2005, as a result of Russia’s decision to ratify.

The position of each country for CP1 is calculated in an agreed manner. Countries may sell any surplus units to countries that need to purchase units to make up a deficit in meeting their Kyoto obligations through domestic action. Alternatively, they can choose to hold on to any surplus emission units to count against emission obligations in future commitment periods.

New Zealand projected net emissions position over the First Commitment Period

The most recent estimate of New Zealand’s net position is a net deficit of 36.2 Million tonnes of CO2 equivalent (under a “median” scenario).

Accounting for the estimated liability

In previous forecasts there was insufficient certainty around the robustness of the outcome in terms of some of the variables used. This did not allow the amount of the asset/liability to be reliably measured and, therefore, required disclosure of a contingent liability (as was the case in the 2004 Financial Statements of the Government and the 2005 Budget Economic and Fiscal Update) rather than an actual liability. In addition, at the time previous estimates were published, the determination of a market price was also less reliable.

Over the last year there has been extensive review of the robustness of the assumptions and methodologies underpinning the projections, including improvements to the energy forecasting model and the revision of the forest sink (forest meeting the definition of new forest plantings under the Kyoto Protocol) estimates in light of recent scientific research. This work has significantly reduced the uncertainty around the estimates of the quantum of the liability.

This reduction in uncertainty, combined with the Protocol’s entering into force, means that the value of New Zealand’s Kyoto estimated liability can now be measured with sufficient reliability as to require recognition in the Crown financial statements.

In determining the estimated liability reliance has been placed on information provided by Government Statistics and the agricultural and forestry sector.

There are three key aspects on the liability which are subject to fluctuation through time including:

•           assumptions underlying the calculation of the quantum

•           price per tonne of carbon

•           exchange rate of the United States dollar.

Any changes in the three aspects will impact on the value recognised in these financial statements.

Valuing the estimated liability

The fiscal cost of meeting this liability depends on the quantum of the deficit, the price of Kyoto compliant units and the $US/$NZ exchange rate. Assuming an exchange rate of $US0.701 = $NZ1 (based on 30 June 2005 exchange rate) and a carbon price of $US6 per unit, the current valuation for purchasing 36.2 million units on the international market would be around $310 million. It should be noted that provisions by their nature are more uncertain than most other items in the statement of financial position.

Assurances around the net position estimate

A number of peer reviews have been completed or are to be commissioned in the near future, in order to provide independent analysis of the various components of the net emissions projections:

•           a peer review of the 2005 net emissions position calculation has been commissioned by the Ministry for the Environment, with a draft report due 23 September. This review has been conducted by AEA technology, who have provided initial verbal verification of the estimate

•           Allen Consulting Group has undertaken a review of the Treasury’s carbon price assumption

•           a review has been completed by Covec of the Ministry of Economic Development’s Supply and Demand Energy Model (SADEM) total energy model, and confirmed its appropriateness for the intended purpose with recommended minor improvements to be largely implemented over the coming year. Castalia have completed a review of the electricity component of the 2005 energy greenhouse gas modelling results and recommended some improvements which are expected to have a small effect on emissions

•           in determining the estimate of forest sinks, reliance has been placed on information supplied by the forestry sector. This information has not been verified independently, however, where possible it has been reviewed for reasonableness and consistency. For instance, the estimates of new forest plantings have been reviewed by the School of Forestry at the University of Canterbury. Moreover, the various components of New Zealand’s Carbon Accounting System will be subject to international expert peer review throughout the system’s development and implementation, and

•           the Ministry of Agriculture’s livestock numbers projection model was re-developed by NZIER in 2003. The greenhouse gas emissions factors that are applied to the projected livestock numbers are based on research by AgResearch and other research institutes. This research programme was independently evaluated in 2005.

Future obligations

No liability or contingent liability for periods beyond 2012 has been recognised, as New Zealand currently has no specific obligations beyond the First Commitment Period. The architecture of any obligations in future periods has yet to be negotiated.

Note 16:  GSF Liability

The GSF liabilities have been calculated by the Government Actuary as at 30 June 2005. The liabilities arise from closed schemes for past and present public sector employees (set out in the GSF Act 1956). A Projected Aggregate Funding Method, based on balance-date membership data, is used for the valuation. This method requires the benefits payable from the GSF in respect of past service to be estimated and then discounted back to the valuation date.

The GSF net unfunded liability included in the 30 June 2005 Crown financial statements was $11,431 million. This was an increase of $1,264 million compared with 30 June 2004.

The 2005 movement in the net unfunded liability of $1,264 million reflects an increase in the gross liability of $1,410 million and an increase in net assets of $146 million.

The main drivers of the movement in the net unfunded liability are changes to the economic assumptions since 30 June 2004 and actual GSF experience to 30 June 2005.

The changes in underlying assumptions accounts for $1,240 million of the movement. The significant change in valuation assumptions is the decrease in the average after-tax discount rate to 3.8% (4.4% at 30 June 2004) accounting for $953 million of the movement and demographic changes accounting for $287 million. The other principal long-term financial assumptions used in the calculation remained unchanged, which were an inflation rate of 2.0% and an annual salary increases rate, before any promotional effects, of 3.0%. The remainder of the change is due to actual fund experience.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

		GSF Liability and Asset Information
		Gross GSF Liability

14,071	13,542	Opening gross liability	13,542	13,857
(57)	1,404	Net projected change	1,410	(315)
14,014	14,946	Closing Gross Liability	14,952	13,542

		Less Net Assets Available to the GSF Scheme
3,313	3,375	Opening asset value	3,375	3,182
		Net projected change:
224	281	- Investment valuation changes	279	315
		- Contributions and other income less
(137)	(134)	membership payments	(133)	(122)
87	147	Total projected change	146	193
3,400	3,522	Closing Net Asset Values	3,521	3,375

		Net Unfunded Liability of the GSF Schemes
10,758	10,167	Opening unfunded liability	10,167	10,675
(144)	1,257	Net projected change	1,264	(508)
10,614	11,424	Net Unfunded Liability	11,431	10,167

Reconciliation of the movement in Unfunded Liability between years

	Actual
	30 June 2005	30 June 2004
	$m	$m
Opening balance	10,167	10,675

Expected service cost	208	215
Expected interest cost	548	452
Change in underlying valuation assumptions	1,240	(480)
Experience losses and asset losses	(110)	(109)
Expected return on assets	(199)	(186)
Change in data	227	215
Expected contributions	(650)	(615)

Closing Balance	11,431	10,167

	30 June 2005	30 June 2004
	$m	$m

Liabilities to Pensioners
Pensioners	8,700	7,949
Deferred pensioners	871	713

Liabilities to Contributors
General Government Superannuation Fund members	3,897	3,528
Police	897	794
Armed Forces	428	409
Judges	59	58
Prison Services	41	40
Islands	43	37
Members of Parliament	16	14

Total Liabilities in respect of Past Services	14,952	13,542

Less Assets available to schemes	3,521	3,375

Total Net Pension Liabilities	11,431	10,167

Note 17:  ACC Claims Liability

Claims Obligation

The ACC claims liability is the amount of funds required to be invested now, so that together with the future investment earnings on those funds ACC has enough funding to meet the estimated future payment obligations on its current claims.

Liability Calculation

PricewaterhouseCoopers Actuarial Pty Limited have prepared the independent actuarial estimate of the ACC claims liability as at 30 June 2005. This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected administrative expenses of managing these claims.

The estimate of the claims liability as at 30 June 2005 was $11,384 million. This is an increase of $2,037 million compared with 30 June 2004. The primary drivers of the increase were changes in economic assumptions (mainly a reduction in the discount rate applied from 6.5% at 30 June 2004 to 5.75% at 30 June 2005), revisions to the claim handling expense provision, claim experience and modelling movements.

Valuation Movement Due to Experience and Assumption Changes

If the assumptions underlying the 30 June 2004 valuation were used, the estimated 30 June 2005 valuation would be $9,952 million. The actual valuation for 30 June 2005 was $11,384 million. The difference in the two numbers was $1,432 million. This is shown in the following table:

	As at 30 June 2005	As at 30 June 2004	Change 2005
	$m	$m	$m

30 June 2004 liability	9,347	9,347	—
30 June 2005 liability	11,384	9,952	(1,432)

Change in Liability	2,037	605	(1,432)

Change
2005
$m
Reconciliation of the 30 June 2005 gross liability valuation:

Changes in economic assumptions	770
Claim experience and modelling	443
Revisions to the claim handling expense provision	219

1,432

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2005	2004
$m	$m		$m	$m

		ACC Liability and Asset Information
		Gross ACC Liability
9,763	9,347	Opening gross liability	9,347	9,155
598	2,037	ACC claims liability movement	2,037	170
—	—	Transfer from other insurers	—	22
10,361	11,384	Closing Gross Liability	11,384	9,347

		Less Net Assets Available to ACC
5,943	5,969	Opening net asset value	5,969	4,901
716	1,248	Net change	1,248	1,068
6,659	7,217	Closing Net Asset Values	7,217	5,969

		Net ACC Reserves (net liability)
(3,820)	(3,378)	Opening reserves position	(3,378)	(4,254)
118	(789)	Net change	(789)	876
(3,702)	(4,167)	Closing Reserves Position (net liability)	(4,167)	(3,378)

ACC Reserves by Account
Residual Claims Account	(1,588)	(1,414)
Motor Vehicle Account	(1,810)	(1,557)
Non-Earners’ Account	(1,278)	(958)
Medical Misadventure Account	(332)	(229)
Earners’ Account	433	449
Self-Employed Work Account	—	14
Employers’ Account	408	317
Account Reserves	(4,167)	(3,378)

The ACC reserves disclosed above represent the net assets and liabilities for each of the various accounts operated by ACC. Details on how the unfunded liability of each account will be managed in the future are contained in the 2005 ACC Annual Report (broadly the policy is to fully fund the major accounts by 2014).

Note 18:  Revaluation Reserves

Forecast			Actual
Original Budget	Estimated Actual		30 June 2005	30 June 2004
$m	$m		$m	$m

15,682	19,838	Opening Balance	19,838	15,624
		Net Revaluations
—	18	Land and buildings	3,368	3,855
—	—	State highways	1,417	308
—	—	TEIs	341	—
—	600	Electricity generation assets	1,986	—
—	—	Other assets	1,085	50
—	618	Total Net Revaluations	8,197	4,213
—	2	Transfers to taxpayer funds	(47)	1
15,682	20,458	Closing Asset Revaluation Reserve	27,988	19,838

		Asset Revaluation Reserve (by component total)
9,060	12,893	Land and buildings	16,194	12,873
709	1,309	Electricity distribution assets	2,695	709
2,958	3,266	State Highways	4,683	3,266
974	974	TEIs	1,315	974
1,981	2,016	Other assets	3,101	2,016
15,682	20,458	Closing Asset Revaluation Reserve	27,988	19,838

Note 19: Foreign Currencies

All monetary amounts in these financial statements are expressed in New Zealand dollars. The New Zealand dollar closing rates for major currencies were:

	30 June 2005	30 June 2004
United States dollar	0.70100	0.62760
Japanese yen	77.2650	68.0900
British pound	0.38760	0.34700
Euro	0.57950	0.51890

Note 20: Risk Management

The Crown is subject to a number of financial risks which arise as a result of its debt portfolios, investment funds and transactions with foreign suppliers that are undertaken by the entities that make up the Crown reporting entity.

Individual entities that form the Crown reporting entity are responsible for ensuring appropriate risk management strategies and policies are in place within any mandate provided by legislation (eg, the Public Finance Act has requirements on borrowing, investing and financial powers applying to departments and Crown entities. Information and risk disclosures for individual entities are disclosed in the relevant entity’s annual report. Key risk management strategies across the Crown include:

Core Crown

The core Crown is risk adverse and seeks to minimise net finance costs associated with its debt and maximise returns on its specific investment funds. Key strategies of material entities forming the core Crown segment include:

•           New Zealand Debt Management Office (NZDMO) is responsible for the efficient management of Crown debt and associated assets. NZDMO’s strategic objective is to maximise the long-term economic return on the Crown’s financial assets and debt in the context of the Government’s fiscal strategy, particularly its aversion to risk.

•           The Crown has a foreign-reserve policy that requires the Reserve Bank to manage sufficient levels of foreign currency reserves to intervene in New Zealand’s currency markets.

•           The Government Superannuation Fund and New Zealand Superannuation Fund are required to invest assets on a prudent commercial basis. In doing so they manage and administer the assets in a manner consistent with best practise portfolio management and maximising return without undue risk to the respective Fund as a whole.

SOEs and Crown entities

•           The State-Owned Enterprises Act 1986 requires SOEs to operate commercially. With the varying nature of the activities of SOEs, each individual entity has its own risk management strategies (eg, the electricity industry is exposed to electricity spot rate movements).

•           As with SOEs, individual Crown entities are responsible for ensuring that they have risk management strategies appropriate to their operations. For example, ACC and the EQC will have specific policies in relation to the investment portfolios they manage.

Detailed risk management policy disclosure of Crown reporting entities can be found in an individual entity’s Annual Report.

Credit risk

Credit risk refers to the risk of a loss due to the non-performance by counterparties to discharge an obligation.

Financial instruments which subject the Crown to credit risk include bank balances, receivables, advances, investments, interest rate options, forward rate agreements, foreign exchange forward contracts, foreign exchange swaps, interest rate swaps and foreign currency options.

The entities within the Crown reporting entity manage their exposure to credit risk by:

•           maintaining credit exposure only with highly rated institutions, for which the probability of default is low. The creditworthiness of counterparties is continuously monitored

•           ensuring diversification of credit exposure by limiting the exposure to any one financial institution

•           in some instances requiring a form of collateral from certain counterparties.

In addition the Crown is exposed to risk in relation to it’s holding of equity investments held largely by NZSF, GSF, ACC and EQC.

Since there is no significant concentration of credit risk exposure on receivables and advances they have been excluded from the tables below.

Concentration risk of credit exposure

As at 30 June 2005 the concentrations of credit exposure by industry type were as follows:

	30 June 2005	30 June 2004
	$m	$m
Sovereign issuers (excluding New Zealand sovereign-guaranteed)	4,447	5,487
Supranational financial institutions	1,147	1,397
Foreign banks	5,302	6,103
Other	25,876	15,099
Total Credit Exposure	36,772	28,086

As at 30 June 2005 the concentrations of credit exposure by geographical area were as follows:

	30 June 2005	30 June 2004
	$m	$m
USA	8,050	5,555
Europe	11,341	7,316
Japan	1,068	868
Australia	1,463	1,239
New Zealand	10,985	9,859
Supranational	1,147	1,397
Other	2,718	1,852
Total Credit Exposure	36,772	28,086

As at 30 June 2005 the concentrations of credit exposure by credit rating using the lower rating of Standard & Poors or Moody’s were as follows:

	30 June 2005	% of 2005 credit exposure	30 June 2004	% of 2004 credit exposure
	$m		$m
AAA	12,071	32.8%	7,866	28.0%
AA	10,094	27.5%	9,071	32.3%
A	1,963	5.3%	1,127	4.0%
IMF reserve position	609	1.7%	916	3.3%
Non-rated and other(3)	12,035	32.7%	9,106	32.4%
Total Credit Exposure	36,772	100%	28,086	100%

Interest rate risk

Interest rate risk refers to the risk of loss due to adverse movement in interest rates. In general interest rate risk is managed strategically by issuing a mix of fixed and floating rate debt, including interest rate swaps. Derivative transactions outstanding as at 30 June 2005 are disclosed on page 74.

Foreign exchange risk

Foreign exchange risk refers to the risk of loss due to adverse movements in foreign exchange rates. The range of instruments currently being used to minimise the Crown’s exposure to foreign exchange risk includes currency and interest rate swaps, foreign-exchange contracts and futures contracts. The risk associated with the Crown’s borrowing is effectively neutralised by the Crown holding a commensurate amount of foreign currency assets. ACC, EQC, GSF and NZSF are exposed to foreign exchange risk through their foreign currency-denominated investments. The extend to which the foreign exchange exposure is hedged depends on the best practise and prudent policies adopted by each entity.

Refinancing/repricing risk

Refinancing/repricing risk refers to the risk that maturing debt is refinanced, maturing assets are reinvested or instruments repriced at an unacceptable yield.

(3)    The non-rated and other credit rating amount largely relate to equity investments held by the NZS Fund, GSF, ACC and EQC.

As at 30 June 2005 assets and liabilities will mature or reprice within the following periods:

	Effective interest rate(4) %	Total 30 June 2005	0-12 months	1-2 years	2-5 years	5-10 years	>10 years
		$m	$m	$m	$m	$m	$m
Domestic Assets
Cash and deposits		3,505	3,505
Marketable securities	6.1-8.4	5,872	1,070	328	2,001	2,467	6
Others		2,386	1,625	574	29	31	127
Foreign Assets
Cash and deposits		775	775
Marketable securities	2-3.1	15,541	10,706	1,056	1,485	1,570	724
Others		8,693	8,686	2			5
Total Assets		36,772	26,367	1,960	3,515	4,068	862
Domestic Liabilities
Government stock	6.3	16,058	2,343	2,668	3,742	6,506	799
Treasury bills	6.5	5,245	5,245
Retail stock	5.7	582	476	68	38
Other	6.1-8.4	(521)	(1,550)	218	859	1	(49)
Foreign Liabilities
Foreign currency debt	5.3	15,500	9,866	1,589	1,875	1,295	875
Total Liabilities		36,864	16,380	4,543	6,514	7,802	1,625

As at 30 June 2004 assets and liabilities will mature or reprice within the following periods:

	Effective interest rate %	Total 30 June 2004	0-12 months	1-2 years	2-5 years	5-10 years	>10 years
		$m	$m	$m	$m	$m	$m
Domestic Assets
Cash and deposits		3,004	3,004	—	—	—	—
Marketable securities	4.1-7.3	6,853	6,048	103	305	224	173
Others		1,969	1,817	7	26	41	78
Foreign Assets
Cash and deposits		596	596	—	—	—	—
Marketable securities	1.5-4.6	9,185	6,263	696	1,121	886	219
Others		6,479	6,468	—	—	—	11
Total Assets		28,086	24,196	806	1,452	1,151	481
Domestic Liabilities
Government stock	6.2	17,351	2,677	2,442	2,702	7,087	2,443
Treasury bills	5.6	5,525	5,525	—	—	—	—
Retail stock	5.0	654	486	95	73	—	—
Other	5-10.3	3,186	5,111	51	(416)	(1,659)	99
Foreign Liabilities
Foreign currency debt	2-8	10,109	5,179	1,349	2,309	855	417
Total Liabilities		36,825	18,978	3,937	4,668	6,283	2,959

(4)    Where ranges of effective interest rates are provided above these are based on the weighted average rates provided by reporting entities

Liquidity risk

Liquidity risk refers to the loss due to the lack of liquidity preventing quick or cost-effective liquidation of products, positions or portfolios.

Liquidity risk is managed on an individual entity basis, which generally requires entities to hold assets of appropriate quantity and quality to meet all their obligations as they fall due.

Derivatives

The Crown’s involvement in derivatives comprises currency and interest rate swaps, foreign exchange and futures contracts, foreign exchange and interest rate options outstanding.

	30 June 2005 Book value	30 June 2005 Fair value	30 June 2005 Notional value
	$m	$m	$m
Foreign exchange contracts	123	378	22,249
Foreign exchange options	1	1	53
Currency swaps in gain position	427	491	5,007
Currency swaps in loss position	(277)	(327)	332
Net currency swaps	150	164	5,339
Interest rate options	13	11	155
Interest rate swaps in gain position	162	372	9,160
Interest rate swaps in loss position	(41)	(175)	3,229
Net interest rate swaps	121	197	12,389
Futures in gain position	74	125	1,024
Futures in loss position	(50)	(53)	(571)
Net futures	24	72	453
Net Derivative Instruments	432	823	40,638

	30 June 2004 Book value	30 June 2004 Fair value	30 June 2004 Notional value
	$m	$m	$m
Foreign exchange contracts	224	300	13,311
Foreign exchange options	(1)	5	208
Currency swaps in gain position	360	388	3,625
Currency swaps in loss position	(409)	(401)	1,805
Net currency swaps	(49)	(13)	5,430
Interest rate options	11	11	255
Interest rate swaps in gain position	205	421	8,276
Interest rate swaps in loss position	(5)	(228)	7,000
Net interest rate swaps	200	193	15,276
Futures in gain position	(7)	55	1,111
Futures in loss position	(1)	1	336
Net futures	(8)	56	1,447
Net Derivative Instruments	376	552	35,927

Fair value of financial instruments

As at 30 June 2005 the fair values of assets and liabilities were as follows:

	30 June 2005 Book value	30 June 2005 Fair value	30 June 2004 Book value	30 June 2004 Fair value
	$m	$m	$m	$m
Domestic Assets
Cash and deposits	3,505	3,505	3,004	3,004
Marketable securities	5,872	5,076	6,853	6,569
Others	2,386	3,278	1,969	2,221
Foreign Assets
Cash and deposits	775	775	596	931
Marketable securities	15,541	15,447	9,185	8,483
Others	8,693	8,693	6,479	7,003
Total Assets	36,772	36,774	28,086	28,211
Domestic Liabilities
Government stock	16,058	16,892	17,351	17,782
Treasury bills	5,245	5,247	5,525	5,517
Retail stock	583	582	654	653
Other	(522)	(1,263)	3,186	3,053
Foreign Liabilities
Foreign currency debt	15,500	15,452	10,109	10,585
Total Liabilities	36,864	36,910	36,825	37,590

The carrying amount of receivables and advances is similar to their fair values. Refer to note 9 (student loans) and note 10 (accounts receivable) for discussion on carrying amounts compared to estimated fair values.

Note 21: Contingent Liabilities and Contingent Assets

	30 June 2005	30 June 2004
	$m	$m
Guarantees and indemnities	149	292
Uncalled capital	2,233	2,502
Legal proceedings and disputes	586	784
Other contingent liabilities	1,502	1,354
Total Quantifiable Contingent Liabilities	4,470	4,932
Total Quantifiable Contingent Assets	107	157

Only contingent liabilities involving amounts of over $10 million are separately disclosed. Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total. Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities. The total amount of prior years’ contingent liabilities remains unchanged.

Contingent liabilities are costs that the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital. The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation. In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase Crown debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to Crown debt.

Contingent assets are potential assets dependent on a particular event occurring. As at 30 June 2005, the Crown had quantifiable contingent assets totalling $107 million ($157 million at 30 June 2004). $101 million relates to suspensory loans issued by the Ministry of Education to integrated schools ($110 million at 30 June 2004).

Foreshore and seabed

The Foreshore and Seabed Act 2004 (FSA):

•             vests the full legal and beneficial ownership of the public foreshore and seabed in the Crown

•             provides for the recognition and protection of ongoing customary rights with respect to the public foreshore and seabed

•             enables applications to the High Court to investigate if previously held common law rights have been adversely impacted, and if so, providing for those affected either to participate in the administration of a foreshore and seabed reserve or else enter into formal discussions on redress, and

•             provides for general rights of public access and recreation in, on, over, and across the public foreshore and seabed and general rights of navigation within the foreshore and seabed.

The public foreshore and seabed means the marine area that is bounded on the landward side by the line of mean high water spring; and on the seaward side by the outer limits of the territorial sea, but does not include land subject to a specified freehold interest (refer section 5 of the FSA).

The FSA codifies the nature of the Crown’s ownership interest in the public foreshore and seabed on behalf of the public of New Zealand. Although full legal and beneficial ownership of the public foreshore and seabed has been vested in the Crown, there are significant limitations to the Crown’s rights under the FSA. As well as recognising and protecting customary rights, the FSA significantly restricts the Crown’s ability to alienate or dispose of any part of the public foreshore and seabed and significantly restricts the Crown’s ability to exclude others from entering or engaging in recreational activities or navigating in, on or within the public foreshore and seabed. Because of the complex nature of the Crown’s ownership interest in the public foreshore and seabed and because we are unable to obtain a reliable valuation of the Crown’s interest, the public foreshore and seabed has not been recognised as an asset in these financial statements.

Guarantees and Indemnities

Guarantees and indemnities are disclosed in accordance with FRS 15 Provisions, Contingent Liabilities and Contingent Assets. In addition, guarantees given under Section 59 of the Public Finance Act 1989 are disclosed in accordance with Section 27(f) of the same act.

Cook Islands – Asian Development Bank (ADB) loans

Before 1992, the New Zealand Government guaranteed the Cook Islands’ borrowing from the ADB. These guarantees have first call on New Zealand’s Official Development Assistance.

$16 million at 30 June 2005 ($18 million at 30 June 2004).

Indemnification of receivers and managers – Terralink Limited

The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

$10 million at 30 June 2005 ($10 million at 30 June 2004).

Ministry of Justice – Treaty settlements, tax liabilities

Under Deeds of Settlement completed in the Treaty settlement process the Crown has indemnified the appropriate governance entity against any goods and services tax or income tax liability arising from the payment of tangible redress.

$76 million at 30 June 2005 ($92 million at 30 June 2004).

New Zealand Railways Corporation (NZRC) – guaranteed borrowings

Section 10 of the Finance Act 1990 guarantees all loans and swap obligations of the NZRC. In September 2004 the Minister of Finance approved an overdraft facility for the NZRC of up to $10 million.

$10 million at 30 June 2005 (nil at 30 June 2004).

Ministry of Transport – funding guarantee

The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission. The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

$10 million at 30 June 2005 ($10 million at 30 June 2004).

Post Office Bank (PostBank) – guaranteed deposits

In the sale of PostBank to ANZ Banking Group Limited (ANZ), the Crown agreed to continue its guarantee, under the Post Office Bank Act 1987, of certain PostBank deposits lodged with the Bank before 1 July 1988. ANZ agreed to indemnify the Crown for the cost of any liability that may arise from the Crown guarantee. The amount guaranteed reduces as deposits mature.

$11 million at 30 June 2005 ($12 million at 30 June 2004).

Guarantees and indemnities of SOEs and Crown entities

$16 million at 30 June 2005 ($114 million at 30 June 2004).

Other guarantees and indemnities

nil at 30 June 2005 ($37 million at 30 June 2004).

Uncalled capital

The Crown’s uncalled capital subscriptions are as follows:

	Uncalled capital at 30 June 2005	Uncalled capital at 30 June 2004
	$m	$m
Asian Development Bank	1,050	1,181
European Bank for Reconstruction and Development	12	13
International Bank for Reconstruction and Development	1,171	1,308

Legal Proceedings and Disputes

The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost. It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Health – legal claims

Claims against the Crown in respect of people allegedly contracting hepatitis C through contaminated blood and blood products.

$88 million at 30 June 2005 ($104 million at 30 June 2004).

Tax in dispute

Represents the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.

$345 million at 30 June 2005 ($469 million at 30 June 2004).

Other legal claims against SOEs and Crown entities

$20 million at 30 June 2005 ($134 million at 30 June 2004).

Other legal claims

$133 million at 30 June 2005 ($77 million at 30 June 2004).

Other Quantifiable Contingent Liabilities

International finance organisations

The Crown has lodged promissory notes with the following international finance organisation:

	30 June 2005	30 June 2004
	$m	$m
IMF	1,286	1,213

Payment of the notes depends upon the operation of the rules of the organisation.

Reserve Bank – demonetised currency

The Crown has a contingent liability for the face value of the demonetised $1 and $2 notes issued which have yet to be repatriated.

$24 million at 30 June 2005 ($23 million at 30 June 2004).

Social Development – claim for judicial review

A claim for judicial review of the Crown’s interpretation and application of Special Benefit direction. The claim seeks representation order for all applicants for the Special Benefit from December 2000 to date.

$56 million at 30 June 2005 ($43 million at 30 June 2004).

Transpower New Zealand Limited – other quantifiable contingent liabilities

In the current self-regulating environment, Transpower operates its revenue setting methodology with an Economic Value (EV) framework that analyses economic gains and losses between those attributable to shareholders and those attributable to customers. The balance of the accumulated gain (loss) from monopoly activities attributable to customers (the EV balance) may be passed on to customers over time. Any such transfer would occur after consideration by Directors of the balance of this account and its likely future movement in order to preserve stability and predictability of prices.

Under the proposed new regulatory regime the Electricity Commission will be required to determine transmission pricing. Also the Commerce Commission will set revenue thresholds for Transpower. As at 30 June 2005 a revised valuation has not been completed for regulatory purposes. This is because an update of replacement costs is being considered.

$87 million at 30 June 2005 (nil at 30 June 2004).

Other quantified contingent liabilities of SOEs and Crown entities

$16 million at 30 June 2005 ($45 million at 30 June 2004).

Other quantifiable contingent liabilities

$33 million at 30 June 2005 ($30 million at 30 June 2004).

Unquantifiable Contingent Liabilities

This part of the Statement provides details of those contingent liabilities of the Crown which cannot be quantified.

Guarantees and Indemnities

Asure New Zealand Limited

The Crown has indemnified the directors of Asure New Zealand Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub-contractor.

At Work Insurance Limited

The Crown has indemnified the liquidators of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Auckland Rail Lease

The Crown has indemnified Toll NZ Limited against any losses arising from breaches of the Sale and Purchase Agreement with the Crown relating to the purchase of the Auckland rail lease and infrastructure assets.

Bona Vacantia property

P&O NZ Ltd sought a declaratory judgement that property disclaimed by a liquidator is bona vacantia. A settlement has been reached, which includes a Crown indemnity in favour of New Zealand Aluminium Smelters and Comalco in relation to aluminium dross disposed of in their landfill, for costs that may be incurred in removing the dross and disposing of it at another site if they are required to do so by an appropriate authority. The Minister of Finance signed the indemnity on 24 November 2003. In February 2004, a similar indemnity was signed in respect of aluminium dross currently stored at another site in Invercargill.

CRIs

The Crown has indemnified the CRIs for any costs arising from certain third-party claims that are the result of acts or omissions prior to the transfer date, for costs of complying with statutes, ordinances and bylaws which relate to or affect certain buildings, and (subject to certain limitations) for the costs of obtaining title to land.

District Court Judges, Justices of the Peace, Coroners and Disputes Tribunals

Section 119 of the District Courts Act 1947 indemnifies District Court Judges acting in their civil jurisdiction. Section 196A of the Summary Proceedings Act 1957 also indemnifies District Court Judges for any liabilities arising as a result of an act done by a Judge in excess of, or without, jurisdiction.

Section 35 of the Coroners Act 1988 confers on Coroners acting within the Coroner Act 1988 the same privileges and immunities as District Court Judges under the Summary Proceedings Act 1957.

Under section 197 of the Summary Proceedings Act 1957, Justices of the Peace are similarly covered as long as a High Court Judge certifies that they have acted in good faith and ought to be indemnified.

Section 58 of the Disputes Tribunal Act 1988 confers on Disputes Tribunal referees acting within the Disputes Tribunal Act 1988 the same protection as Justices of the Peace under the Summary Proceedings Act 1957.

District health boards – director indemnity – (DHBs)

The Crown has provided transitional indemnities to directors and officers of some DHBs, for liabilities arising from inherited assets and business practices under the Building Act 1991 and the Health and Safety in Employment Act 1992.

EQC

The Crown is liable to meet any deficiency in the EQC’s assets in meeting the Commission’s financial liabilities (section 16 of the Earthquake Commission Act 1993).

Electricity Corporation of New Zealand Limited (ECNZ)

The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, or royalty imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement. The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that the Crown is no longer liable to ECNZ in respect of those assets transferred to Contact Energy. As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ’s successors – Meridian Energy Limited, Mighty River Power Limited and Genesis Power Limited.

Under the Transpower New Zealand Limited (Transpower) Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements. Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ’s pre-split liabilities, including:

•           existing debt and swap obligations

•           hedge contracts and obligations

•           any liabilities that arise out of the split itself.

Ministry of Fisheries – indemnity provided for delivery of registry services

The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries. This indemnity, provided under the Fisheries Acts 1983 and 1996, expires on 30 September 2006 unless the contract with Commercial Fisheries Services is extended, in which case it will expire on 30 September 2009.

Genesis Power Ltd (Genesis Energy)

The Crown has entered into a deed with Genesis Energy to share a specified and limited amount of risk around the sufficiency of Genesis Energy’s long term supply of gas to cover the Huntly e3p’s (a 385 MW combined cycle gas turbine power station) minimum needs. The agreement sees the Crown compensate Genesis Energy in the event it has less gas than it needs.

Geothermal carbon tax indemnity

As part of the sale and purchase agreement between the Crown and Mighty River Power (MRP), the Crown has agreed to provide an indemnity for the payment of carbon taxes, should legislation be passed that does not allow for an automatic pass-through of the charges to end-users. The indemnity is limited in time volume and price. The indemnity is not limited to MRP and will be available to any subsequent owner of the Crown’s Kawerau geothermal assets.

Housing New Zealand Corporation (HNZC)

The Crown has indemnified the following entities in respect of the accuracy of information provided on the sale of various parcels of HNZC (formerly Housing Corporation of New Zealand (HCNZ)) mortgages: ANZ Bank, National Bank (formerly Countrywide Bank) and Westpac Banking Corporation.

Under the sale of mortgages to Westpac, HNZC has insured the purchaser against certain credit losses with the Crown standing behind this obligation.

HCNZ Lender’s Mortgage Insurance Indemnity:   The Minister of Finance is deemed under section 24(2) of the Housing Corporation Act 1974 to have guaranteed HCNZ in respect of Homebuy first mortgages insured by HCNZ through contracted insurance agents.

Legal proceedings have been initiated against a number of defendants, including the Crown, alleging breach of fiduciary duties in respect of the transfer of the Agreement for Sale and Purchase and mortgage agreements to HNZC under the Housing Assets Transfer Act 1993.

In addition, the Crown has provided a warranty in respect of title to the assets transferred to HNZC and has indemnified the corporation against any breach of this warranty. The Crown has indemnified the corporation against any third-party claims that are a result of acts or omissions prior to 1 November 1992. It has also indemnified the directors and officers of the corporation against any liability consequent upon the assets not complying with statutory requirements, provided it is taking steps to rectify any non-compliance.

Indemnities against acts of war and terrorism

The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism, that cannot be met from insurance, up to a limit of US$1 billion in respect of any one claim.

Maui Partners

The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information. The deed contains an indemnity against any losses arising from a breach of the deed.

National Provident Fund

The National Provident Fund (NPF) has been indemnified for certain potential tax liabilities. Under the NPF Restructuring Act 1990, the Crown guarantees:

•           the benefits payable by all NPF schemes (section 60)

•           investments and interest thereon deposited with the NPF Board prior to 1 April 1991 (section 61)

•           payment to certain NPF defined contribution schemes where application of the 4% minimum earnings rate causes any deficiency or increased deficiencies in reserves to arise (section 72).

A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP (Annuitants’) Scheme (refer Note 15 of the financial statements).

New Zealand Railways Corporation

The Crown has indemnified the directors of the New Zealand Railways Corporation against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.

The Crown has further indemnified the directors of New Zealand Railways Corporation against any liability arising from the transfer of the rail network and associated assets and liabilities to the Corporation on 1 September 2004.

Persons exercising investigating powers

Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation, and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Ports of Auckland

The Crown has entered into a confidentiality agreement with Ports of Auckland in relation to the purchase of two marinas. The agreement contains an indemnity against any losses arising from a breach of the agreement.

Public Trust

The Crown is liable to meet any deficiency in the Public Trust’s Common Fund (section 52 of the Public Trust Act 2001).

Purchasers of Crown operations

The Crown has indemnified the purchasers of various Crown operations for losses owing to changes in legislation which uniquely and adversely affect those purchasers.

Reserve Bank of New Zealand (the Reserve Bank)

The Crown pays to the Reserve Bank any exchange losses incurred by the Reserve Bank as a result of dealing in foreign exchange under sections 17, 18 and 21(2) of the Act.

State Insurance and Rural Bank – Tax liabilities

The Crown has granted to the purchasers of the State Insurance Office Limited and the Rural Banking and Finance Corporation Limited an indemnity for certain potential tax liabilities.

Synfuels-Waitara Outfall Indemnity

As part of the 1990 sale of the Synfuels plant and operations to New Zealand Liquid Fuels Investment Limited (NZLFI), the Crown transferred to NZLFI the benefit and obligation of a Deed of Indemnity between the Crown and Borthwick-CWS Limited (and subsequent owners) in respect of the Waitara effluent transfer line which was laid across the Waitara meat processing plant site.

The Crown has the benefit of a counter indemnity from NZLFI which has since been transferred to Methanex Motunui Limited.

Tainui Corporation

Several leases of Tainui land at Huntly and Meremere have been transferred from ECNZ to Genesis Power. The Crown has provided guarantees to Tainui Corporation relating to Genesis Power’s obligations under the lease agreements.

Toll NZ Ltd – purchase of rail network assets

The agreement between the Crown and Toll NZ Ltd for the Crown’s purchase of the rail network and associated assets on 30 June 2005 contains the following provisions:

•           the Crown has indemnified Toll NZ Ltd against any liability arising from the assigned contracts, leases, etc after their assignment dates

•           the Crown has indemnified Toll NZ Ltd against certain potential claims by employees

•           the Crown has an option to purchase the Tranz Scenic Stations from Toll NZ Ltd for a period of three years (to 30 June 2007).

Works Civil Construction

The Crown has provided an indemnity to the purchasers of Works Civil Construction in relation to the activities of the Ministry of Works and Development prior to 1 April 1989. In addition, an indemnity has been provided against certain costs, claims or damages in relation to the Clyde and Ohaaki power projects.

Works Consultancy Services

The Crown has provided an indemnity to the purchasers of Works Consultancy Services in relation to the activities of the Ministry of Works and Development prior to 1 April 1989.

Other Unquantifiable Contingent Liabilities

Abuse Claims

There is ongoing legal action against the Crown in relation to historical abuse claims. At this stage the number of claimants and outcome of these cases are uncertain.

Accident Compensation Corporation (ACC) litigations

There are several legal actions against ACC in existence, arising in the main from challenges to operational decisions made by ACC. No accrual has been made for such contingent liabilities as ACC will be vigorously defending these claims.

A particular issue before the courts is access of ACC claimants to lump sum compensation for asbestos related illnesses. On 3 June 2005 the High Court overturned a decision by the District Court made in 2004 that had upheld an interpretation that a lump sum payment was required to be paid in respect of one claimant. Leave to appeal this decision to the Court of Appeal has been granted to the claimant.

If the Court of Appeal overturns the decision made in the High Court, ACC could be exposed to substantial future liability in respect of claims for asbestosis and possibly other illnesses listed under Schedule 2 of the Injury Prevention Rehabilitation and Compensation Act 2001.

Building and Housing weathertightness litigation

The Building Industry Authority was one of a number of defendants in lawsuits alleging negligence on the part of the Authority regarding its performance on weathertightness issues. During the 2005 financial year the Building Industry Authority merged with the Ministry of Housing to form the Department of Building and Housing. At that time the department assumed responsibility for these contingent liabilities. It is likely other proceedings will be brought against it both in the High Court and under the Weathertight Homes Resolution Services Act.

The Authority had no direct involvement with any of the buildings concerned. The outcome of the claims essentially depends on questions of law relating to the Authority’s performance of its statutory duties. It is considered that the Authority had at all times performed those duties properly. In the absence of decided cases on the relevant questions of law there is no certainty as to the outcome of the claims. Notwithstanding the outcomes of the claims, should the department be found to be liable, the amounts payable will depend on the amounts paid by other defendants who are also held to be liable.

It is therefore not currently possible to quantify the department’s contingent liabilities.

From 1 July 2005 the Crown assumed responsibility for any claims.

Environmental Liabilities

Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

During 2002/03 departments managing significant Crown properties undertook exercises to establish the nature and quantity of any contaminated sites. These exercises continued into the 2004/05 year. Where appropriate, departmental systems have been implemented to identify, monitor and assess potential contaminated sites.

In accordance with FRS 15: Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the Statement of Financial Position as provisions.

Genesis Power Limited

Carter Holt Harvey (CCH) commenced proceedings against Genesis Power Limited in May 2001 in connection with a co-generation agreement with ECNZ.

Sale of Crown assets

On the sale of Crown assets and the corporatisation of Crown assets into SOEs and Crown entities, the Crown has generally provided a warranty that the Crown was the rightful owner of the assets transferred, and that the assets were free of encumbrances.

Treaty of Waitangi claims

Under the Treaty of Waitangi Act 1975, any Mori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal. Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected. The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Settlement relativity payments

The Deeds of Settlement negotiated with Waikato-Tainui and Ngai Tahu include a relativity mechanism. The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngai Tahu’s and Waikato-Tainui’s settlements as a proportion of all Treaty settlements. The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngai Tahu. The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Contingent Liability Movements

Of the contingent liabilities detailed above, the following are new this year:

•           New Zealand Railways Corporation – quantified guarantees and indemnities

•           Transpower New Zealand Limited – other quantified contingent liabilities

•           Abuse claims – unquantified contingent liabilities

•           Genesis Power Limited – unquantified guarantees and indemnities

•           Geothermal carbon tax indemnity – unquantified guarantees and indemnities

The following items were resolved or recognised as a liability or expired over the year:

•           Indemnifications of touring exhibitions – guarantees and indemnities

•           Mighty River Power Limited – guarantees and indemnities

•           Solid Energy New Zealand Limited – guarantees and indemnities

•           Air New Zealand Limited – Legal claim

•           Transpower New Zealand Limited – Legal claim

•           Transpower New Zealand Limited - other unquantified contingent liabilities

•           Ministry of Defence – Litigation – unquantified

•           District health boards (DHBs) – Auckland DHB – unquantified

•           Fletcher Challenge Limited (FCL) – unquantified

•           Kyoto Protocol – unquantified (now recognised as a provision)

•           New Zealand Educational Institute – unquantified

•           New Zealand Post Primary Teachers’ Association - unquantified

•           Tranz Rail – unquantified.

Additional Statements on Core Crown

Core Crown Cash Flow Reconciliation to Government Stock Issues
(for the year ended 30 June 2005)

Forecast		Actual
Original	Estimated	30 June	30 June
Budget	Actual	2005	2004
$m	$m	$m	$m

Reconciliation of Net Core Crown Cash Flow from Operations with Net Cash Proceeds from Domestic Bonds

This statement outlines the core Crown bonds reconciliation. Government stock balances and flows between NZDMO, the NZS Fund and the GSF are not eliminated. This presents the complete activity of the NZDMO bond programme.

		Core Crown Cash Flows from Operations
44,720	47,512	Total tax receipts	47,571	42,777
488	478	Total other sovereign receipts	478	428
848	1,549	Interest, profits and dividends	1,446	1,129
668	1,220	Sales of goods and services and other receipts	1,272	534
(14,701)	(14,311)	Subsidies and transfer payments	(14,409)	(14,250)
(24,729)	(25,765)	Personnel and operating costs	(25,815)	(23,198)
(1,892)	(1,983)	Finance costs	(1,983)	(1,977)
(441)	—	Forecasts for future new spending	—	—
4,961	8,700	Net Cash Flows from Operations	8,560	5,443
		Investing Flows
		Net advances
(769)	(659)	Student loans	(659)	(701)
(50)	(42)	Housing New Zealand Corporation	(42)	(503)
(101)	41	District health boards and RHMU	41	(614)
—	(15)	Tranz Rail New Zealand Limited	(15)	44
63	47	Other	47	49
(857)	(628)	Total Net Advances	(628)	(1,725)
(1,277)	(1,373)	Net Purchase of Physical Assets	(1,372)	(1,299)

		Net investments
(232)	(193)	District health boards	(193)	(28)
(244)	(76)	Housing New Zealand Corporation	(76)	78
(150)	(150)	Air New Zealand Limited	(150)	—
(174)	(251)	Other	(164)	(70)
(2,107)	(2,107)	Contributions to the NZS Fund	(2,107)	(1,879)
(500)	(766)	Purchase of Reserve Bank reserves	(766)	—
(228)	—	Forecast new capital spending	—	—
(3,635)	(3,543)	Net (Purchase)/Sale of Investments	(3,456)	(1,899)

(808)	3,156	Available for Debt Repayment/(Required to be Financed)	3,104	520

		Financing Activity
2,450	(3,228)	Other net sale/(purchase) of marketable securities and deposits	(3,119)	541
(1,349)	(1,455)	Net issue/(repayment) of other New Zealand-dollar borrowing	(1,455)	2
(3)	1,914	Net (repayment)/issue of foreign currency borrowing	1,905	(216)
211	(132)	Net (inflows)/outflows of cash	(93)	(250)
—	275	Issues of circulating currency	188	114
501	530	Net Cash Inflows/(Outflows to be Offset by Domestic Bonds	530	711

		Gross Cash Proceeds from Domestic Bonds
2,311	2,146	Domestic bonds (market)	2,146	2,212
248	459	Domestic bonds (non-market)	459	478
2,559	2,605	Total Gross Cash Proceeds from Domestic Bonds	2,605	2,690

(2,797)	(2,797)	Repayment of domestic bonds (market)	(2,797)	(3,044)
(263)	(338)	Repayment of domestic bonds (non-market)	(338)	(357)
(501)	(530)	Net (Repayments of)/Cash Proceeds from Domestic Bonds	(530)	(711)

Statement of Unappropriated Expenditure, Expenses or Liabilities

(as at 30 June 2005)

An appropriation is a statutory authorisation by Parliament for the expenditure of public money or the incurring of expenses or liabilities. This Statement reports expenditure, expenses or liabilities spent or incurred in excess of or without appropriation by Parliament.

Section 12 (1) of the Public Finance Act 1989 authorises the Minister of Finance to approve limited amounts of expenditure, expenses or liabilities in excess of or without appropriation. Unappropriated amounts spent or incurred in terms of such an approval are shown separately in this Statement.

Unappropriated expenditure, expenses or liabilities in excess of the limits which the Minister of Finance can approve require validating legislation.

Amounts in this Statement are expressed in thousands of dollars, reflecting the level at which appropriations are made.

Department Vote – Appropriation	Unappropriated expenditure, expenses or liabilities approved by the Minister of Finance under section 12	Unappropriated expenditure, expenses or liabilities requiring validating legislation	Amount appropriated
	($000)	($000)	($000)

Ministry of Agriculture and Forestry
Biosecurity – Agriculture and Forestry –
Outputs Supplied by the Department Control of and response to pests and disease	886		24,816

Department of Conservation
Conservation –
Outputs Supplied by the Crown Management services - Natural and historic places	632		1,624

Crown Law Office
Attorney-General –
Outputs Supplied by the Department Conduct of criminal appeals	108		2,209

Ministry for Culture and Heritage
Arts, Culture and Heritage –
Other Expenses to be Incurred by the Crown New Zealand Memorial in London	104		—

Ministry of Economic Development
Commerce –
Other Expenses to be Incurred by the Crown Securities Commission Litigation Fund	298		1,394

Ministry of Education
Education –
Outputs Supplied by the Department Provision of Teacher and Caretaker Housing	556		27,215

Other Expenses to be Incurred by the Crown Primary Education	614		2,123,092

Other Expenses to be Incurred by the Crown Residual Management Unit Payments	55		545

Other Expenses to be Incurred by the Crown Secondary Education	2,689		1,623,833

Capital Contributions to Other Persons or Organisations Schools Furniture and Equipment	143		21,356

	Unappropriated expenditure, expenses or liabilities approved by the Minister of Finance under section 12	Unappropriated expenditure, expenses or liabilities requiring validating legislation	Amount appropriated
	($000)	($000)	($000)

Department
Vote –
Appropriation

Ministry of Education
Education –
Capital Contributions to Other Persons or Organisations Te Wananga o Aotearoa	12,000		—

Ministry for the Environment
Climate Change and Energy Efficiency –
Other Expenses to be Incurred by the Crown	—	309,843	—
Kyoto Protocol - Forecast liability

Department of Internal Affairs
Emergency Management –
Other Expenses to be Incurred by the Crown Joint Mayoral Relief Fund	175		—

Other Expenses to be Incurred by the Crown Tauranga Mayoral Relief Fund	25		—

Other Expenses to be Incurred by the Crown Western Bay of Plenty Mayoral Relief Fund	25		—

Other Expenses to be Incurred by the Crown Whakatane Mayoral Relief Fund	25		20

Ministry of Justice
Courts –
Outputs Supplied by the Department Waitangi Tribunal Services (1)	181		7,870

Other Expenses to be Incurred by the Crown Lawyers as Visiting Justices to Prisons	18		62

Other Expenses to be Incurred by the Crown Medical and Other Professional Services	170		2,274

Other Expenses to be Incurred by the Crown Youth Court Professional Fees	170		5,900

Treaty Negotiations –
Outputs Supplied by the Department Representation - Waitangi Tribunal	943		3,115

Other Expenses to be Incurred by the Crown
Crown Contribution to Taranaki Whanui’s (Wellington) Waitangi Tribunal Costs	900		—

(1)                        Includes $350,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2005 (SR 2005/178).

	Unappropriated expenditure, expenses or liabilities approved by the Minister of Finance under section 12	Unappropriated expenditure, expenses or liabilities requiring validating legislation	Amount appropriated
	($000)	($000)	($000)
Department
Vote – Appropriation

Department of Labour
Accident Compensation Corporation –
Outputs Supplied by the Crown Case Management and Supporting Services	7,100		50,864

Outputs Supplied by the Crown Claim Entitlements and Services	5,466		91,350

Outputs Supplied by the Crown Public Health Acute services	400		183,229

Benefits and Other Unrequited Expenses Other Compensation	4,734		95,718

Employment – Outputs Supplied by the Department Transition Management	102		3,300

Land Information New Zealand
Lands –
Purchase or Development of Capital Assets by the Crown Crown Obligatory Acquisitions	490		460

New Zealand Defence Force
Defence Force –
Outputs Supplied by the Department Land Combat Service Support Forces (2)	411		131,161

Veterans Affairs – Defence Force –	11		1,340
Outputs Supplied by the Department Policy and Administration

Outputs Supplied by the Department Services to Veterans	6		2,248

Police
Police –
Outputs Supplied by the Department Police Primary Response Management (3)	414		312,849

Outputs Supplied by the Department Road Safety Programme	968		234,148

(2)                        Includes $3,000,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2005 (SR 2005/178).

(3)                        Includes $6,000,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2005 (SR 2005/178).

	Unappropriated expenditure, expenses or liabilities approved by the Minister of Finance under section 12	Unappropriated expenditure, expenses or liabilities requiring validating legislation	Amount appropriated
	($000)	($000)	($000)
Department
Vote –
Appropriation

Ministry of Social Development
Social Development –
Benefits and Other Unrequited Expenses Accommodation Supplement	1,639		748,013

Benefits and Other Unrequited Expenses Childcare Assistance	1,541		77,793

Benefits and Other Unrequited Expenses New Zealand Superannuation	1,166		6,082,023

Benefits and Other Unrequited Expenses Unemployment Benefit	565		830,571

Benefits and Other Unrequited Expenses Orphan’s/Unsupported Child’s Benefit	201		55,354

Benefits and Other Unrequited Expenses Widows’ Benefit	62		88,416

Benefits and Other Unrequited Expenses Disability allowance Phone expense	5		7,748

Purchase or Development of Capital Assets Community Service Card reimbursement	2		225

Veterans’ Affairs – Social Development –

Benefits and Other Unrequited Expenses War Disablement Pensions	470		106,101

Benefits and Other Unrequited Expenses Veterans’ Pension	46		118,651

Transport
Transport –
Outputs Supplied by the Crown Reporting on Accident or Incident Investigations	281		2,444

Treasury
Finance –
Other Expenses to be Incurred by the Crown NZRC Operating and maintenance costs	6,900		—

	53,697	309,843	13,369,331

Statement of Emergency Expenditure, Expenses or Liabilities
(for the year ended 30 June 2005)

Under section 13 of the Public Finance Act 1989, if a state of national emergency is declared under the Civil Defence Act 1983 or if the Government declares an emergency because of any situation that affects the public health or safety of New Zealand, the Minister of Finance may approve expenditure of public money or incurrence of expenses or liabilities to meet such emergency or disaster whether or not an appropriation by Parliament is available for the purpose. Once expenditure, expenses or liabilities have been incurred, the amounts that have not been appropriated must be disclosed in the annual financial statements of the Crown for the financial year and sanctioned by Parliament in an Appropriation Act.

During the year, no such emergency expenditure, expenses or liabilities were incurred.

Statement of Trust Money
(as at 30 June 2005)

	As at 30 June 2004	Transfers	Contributions	Distributions	Revenue	Expenses	As at 30 June 2005
	($000)		($000)	($000)	($000)	($000)	($000)
Department

Trust Account

Agriculture and Forestry
Meat Board Levies Trust	6	—	59,774	(59,793)	13	—	—

Audit
South Pacific Association of Supreme Audit Institutions Trust	304	—	—	—	124	(403)	25

Building and Housing
Housing Tenancy Bonds Trust	167,720	—	109,707	(90,362)	—	—	187,065

Child, Youth and Family Services
Children and Young Persons and Their Families Agency Trust	347	—	—	—	23	—	370

Conservation
Bonds/Deposits Trust	866	—	6,338	(164)	88	—	7,128
Conservation Project Trust	1,217	—	1,091	(1,027)	47	(2)	1,326
National Parks Trust	37	—	62	(69)	2	(1)	31
Walkways Trust	5	—	—	—	1	—	6
Wildlife and Reserves Trusts	458	—	—	(438)	15	—	35

Corrections
Prisons Trust	469	—	—	—	8,845	(8,894)	420

Crown Law Office
Legal Claims Trust	9	—	—	—	2,508	(2,432)	85

Culture and Heritage
Australian Trust for Oral History Archives Trust	1,439	—	—	(90)	136	—	1,485
Dictionary of New Zealand Biography Trust	432	—	—	—	27	(43)	416
New Zealand Encyclopaedia Trust	1	—	—	—	—	—	1
New Zealand Historical Atlas Trust	72	—	—	—	8	(1)	79
New Zealand History Research Trust	1,430	—	—	(84)	117	—	1,463

Customs
Alcohol Liquor Advisory Council Trust	546	—	11,885	(11,377)	17	—	1,071
Customs Regional Deposit/Bonds Trust	3,770	—	8,510	(8,621)	6	—	3,665
Heavy Engineering Research Association Trust	70	—	787	(790)	—	—	67
Maritime Safety Authority Trust	10	—	12,749	(12,760)	11	—	10

Economic Development
Coal and Minerals Deposits Trust	291	—	61	(77)	—	—	275
Official Assignee’s Office Trust	9,074	—	13,352	(6,478)	633	(3,538)	13,043
Patent Co-operation Treaty Fees Trust	92	—	1,084	(1,077)	9	(5)	103
Petroleum Deposits Trust	1,076	—	67	(66)	—	—	1,077
Proceeds of Crime Trust	1,281	—	2,856	(1,183)	109	(913)	2,150
Radio Frequencies Tender Trust	149	—	45	(4)	—	—	190

Education

Code of Practice for Providers who Enrol International Students Trust	2,640	—	—	—	2,489	(2,012)	3,117
Conferences Trust	3	—	—	—	26	(9)	20
Scholarship for Agricultural and Engineering Students from the Opotiki District Trust	—	—	—	—	—	—	—

Subtotal (carried forward)	193,814	—	228,368	(194,460)	15,254	(18,253)	224,723

	As at 30 June 2004	Transfers	Contributions	Distributions	Revenue	Expenses	As at 30 June 2005
	($000)		($000)	($000)	($000)	($000)	($000)

Department

Trust Account

Subtotal (brought forward)	193,814	—	228,368	(194,460)	15,254	(18,253)	224,723

Fisheries
MAF Overfishing Account Trust	6,148		10,150	(14,277)	171		2,192
MAFFish Forfeit Property Trust	2,306		287	(2,096)	40	(309)	228

Foreign Affairs and Trade
British Government/Tongan Parliamentary Services Trust	18	—	11	(26)	—	—	3
New Zealand/France Friendship Trust	—	—	31	(31)	—	—	—
Cook Island Trust (1)	—	—	1,979	(1,975)	—	—	4
Niue Trust	9,379	—	25,005	(16,879)	—	—	17,505
Samoa Trust (1)	—	—	431	(431)	—	—	—

Health
Health Benefits Offices Trust	578	—	287	—	3,230,612	(3,230,409)	1,068

Inland Revenue
Child Support Agency Trust Account	1,091	—	143,475	(134,458)	—	—	10,108
Reciprocal Child Support Agreement Trust	98	—	4,904	(4,873)	—	—	129

Internal Affairs
New Zealand 1990 Scholarship Trust	391	—	—	—	7	—	398
Problem Gambling Trust	28	—	23	(53)	3	(1)	—
Vogel House Trust	—	—	1	(1)	—	—	—

Justice
Chief Electoral Trust	2	—	—	—	—	(2)	—
Courts Trust	10,974	—	—	—	2,940	(1,626)	12,288
Employment Court Trust (2)	—	—	226		357	(345)	238
Fines Trust	38,033	—	—	—	208,070	(214,850)	31,253
Foreign Currency Trust	5	—	—	—	—	—	5
Maori Land Court Trust	31	—	—	—	7	(4)	34

Labour
Employment Relations Service Trust	5	—	193	(183)	1	—	16
Industrial Relations Act Security of Costs Trust	219	—	162	(370)	—	—	11
New Zealand Immigration Service Trust	5,374	—	4,723	(4,816)	1	—	5,282

Land Information New Zealand
Crown Forestry Licences Trust	32,382	—	36,359	(59,674)	2,028	—	11,095
Deposits Trust	752	—	2,180	(703)	40	—	2,269
Endowment Rentals Trust	25	—		(139)	122	(7)	1
Hunter Gift for the Settlement of Discharged Soldiers Trust	49				1		50

National Library
Macklin Bequest Fund Trust	206				9	(10)	205

New Zealand Defence Force
New Zealand Defence Force Trust	—				9,948	(9,948)	—

Police
Bequests, Donations and Appeals Trust	196		25	(35)			186
Found Money Trust	56		113	(36)			133
Money in Custody Trust	1,285		961	(657)			1,589
Reparation Trust	16		54	(62)			8

Social Development
Australian Recovery Debt Trust	7		70	(72)			5
Australian Dollar Reciprocal Trust	137		436	(283)			290
Maintenance Trust	126		1,547	(1,588)			85
Netherlands Recovery Debt Trust	9		2	(11)			—
United Kingdom Reciprocal Pension Trust (3)						—

State Services
Unlimited Potential Programme Trust	—		386				386

Treasury
Trustee Act 1956 Trust	912		325	(473)	60		824

Total	304,652	—	462,714	(438,662)	3,469,671	(3,475,764)	322,611

1             New Trust account

2             Trust account previously managed by the Department of Labour

3             Inoperative

Supplementary Information

Crown Reporting Entity as at 30 June 2005

These financial statements are for the Crown reporting entity as specified in Part III of the Public Finance Act 1989. This comprises Ministers of the Crown and the following entities:

Departments

Agriculture and Forestry

Archives New Zealand

Building and Housing

Child, Youth and Family Services

Conservation

Corrections

Crown Law

Culture and Heritage

Customs

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Departments

Justice

Labour

Land Information New Zealand

Mori Development

National Library

New Zealand Defence Force

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Police

Prime Minister and Cabinet

Research, Science and Technology

Security Intelligence Service

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

State-owned enterprises

Agriquality Limited

Airways Corporation of
New Zealand Limited

Animal Control Products Limited

Asure New Zealand Limited

Electricity Corporation of

New Zealand Limited

Genesis Power Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of
New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transmission Holdings Limited

Transpower New Zealand Limited

Others Government Superannuation Fund New Zealand Superannuation Fund Reserve Bank of New Zealand	Air New Zealand Limited (included for disclosure purposes as if it were a SOE)

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Alcohol Advisory Council of New Zealand

Arts Council of New Zealand Toi Aotearoa

Broadcasting Commission

Broadcasting Standards Authority

Career Services

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown Health Financing Agency

Crown research institutes (9)

District health boards (21)

Earthquake Commission

Electoral Commission

Electricity Commission

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Families Commission

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Land Transport New Zealand

Law Commission

Legal Services Agency

Maritime Safety Authority of New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Historic Places Trust (Pouhere Toanga)

New Zealand Lotteries Commission

New Zealand Qualifications Authority

New Zealand Sports Drug Agency

New Zealand Symphony Orchestra

New Zealand Teachers Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Venture Investment Fund Limited

Office of Film and Literature Classification

Pharmaceutical Management Agency

Police Complaints Authority

Privacy Commissioner

Public Trust

Radio New Zealand Limited

Retirement Commissioner

School boards of trustees (2,463)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Mangai Paho)

Te Taura Whiri I Te Reo Mori (Mori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (33)

Testing Laboratory Registration Council

Transit New Zealand

Transport Accident Investigation Commission

Organisations named or described in Schedule 4 to the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust

Asia New Zealand Foundation

Fish and game councils (12)

Leadership Development Centre Trust

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lottery Grants Board

Ngai Tahu Ancillary Claims Trust

Pacific Co-operation Foundation

Pacific Islands Business Development Trust

Reserves boards (24)

Road Safety Trust

Information on Property, Plant and Equipment

This section provides supplementary information on certain assets that are contained in the Statement of Financial Position.

State Highway Network

The map shows the state highway network that has a total length of 10,894 kilometres. Of this, 5,972 kilometres are in the North Island and the remaining 4,922 kilometres in the South Island.

The Crown recognises 100% (by value) of the network in the Statement of Financial Position.

National Parks, Forest Parks and Conservation Areas

The map shows the area covered by national parks, forest parks, conservation areas and reserves.  The areas of each are:

Hectares
National parks	3,084,891
Conservation areas	4,716,657
Reserves	715,616
Total Area	8,517,164

Fiordland National Park covers 1,260,740 hectares (15% of the total area).

National Archives

The National Archives, administered by Archives New Zealand, contains historically important archives, both textual and non-textual (including maps and plans, photographic prints and negatives and artworks).  The collections held in Auckland, Wellington, Christchurch and Dunedin were completely revalued in December 2003.

Items of exceptional value held by Archives include the Declaration of Independence of the Northern Chiefs (1835), the Treaty of Waitangi (1840), the Letters Patent constituting New Zealand as a separate colony (1840), the proclamation of the Constitution Act (1853), and the Women’s Suffrage Petition (1893).

National Library Collections

The National Library’s Heritage Collections are mainly in the Alexander Turnbull Library and provide a documentary record of New Zealand’s economic, social and cultural history.  The collections, containing both published and unpublished material, include books, newspapers, manuscripts and archives, drawings and prints, scores and sound recordings, and cartographic and photographic items.

The General and Schools Collections provide a knowledge base for reference and lending.  The major collections are lending and reference, schools and serials.

Specialist Military Equipment

The major items of specialist military equipment included in the Statement of Financial Position are:

•             two ANZAC class frigates, including electronic sensors for surface and air surveillance

•             a fleet tanker

•             other ships, including a hydrographic/oceanographic surveying ship, a diving tender and five inshore patrol craft

•             six P3K Orion aircraft, equipped with sensors for conducting maritime air operations

•             a fixed wing transport force consisting of five C130 Hercules and two Boeing 757s

•             other aircraft, 14 Iroquois helicopters, five Sioux helicopters, and five Seasprite helicopters

•             24 light gun howitzers

•             12 Matra Mistral firing stations with Very Low Level Air Defence (VLLAD) capability

•             105 Light Armoured Vehicles (NZ LAV)

•             107 Light Operational Vehicles (LOVs) out of 321 LOVs being purchased have been capitalised.

There are major items of specialist military equipment held by the Crown, which are included in the Statement of Financial Position at zero value as they have been devalued. These include:

•             the air combat force, comprising the fleet of A4 Skyhawk and Air Macchi MB339 aircraft including all associated rotables, inventory and munitions

•             one Leander-class frigate (HMNZS Canterbury)

•             77 armoured personnel carrier (APC) variants.

Information on SOEs and Crown Entities

Accounting Policies

The Crown’s financial interest in SOEs and Crown entities is reported in accordance with the Crown’s accounting policies.  Adjustments have been made to restate the financial position and financial performance of certain entities, as reported in their own financial statements, to a basis consistent with the Crown’s accounting policies.

The Crown has line-by-line combined all SOEs and Crown entities (except TEIs).

The Crown has equity accounted 100% of the net assets of TEIs on the basis that, in the event of disestablishment of a TEI (which is subject to a resolution of the House), 100% of the net assets revert to the Crown in the absence of a decision to transfer the assets to a new or existing institution and, in the meantime, the Crown enjoys the benefits of the provision of a higher education to the public of New Zealand.  Refer Note 13 for an explanation as to why TEIs are equity accounted.

Minority Interests

The ownership interest in Air New Zealand Limited is 80.5%.  The interest in Air New Zealand Limited is included within the total SOE information.

Balance Dates

Except for those entities listed below, all SOEs and significant Crown entities have a balance date of 30 June, and the information reported in these financial statements is for the period ended 30 June 2005:

	Balance date	Information reported to
SOEs
Asure New Zealand Limited	30 September	30 June 2005
Timberlands West Coast Limited	31 March	31 March 2005
Crown entities:
School boards of trustees	31 December	31 December 2004
TEIs	31 December	30 June 2005

Financial Interest in SOEs, Crown entities and Air New Zealand Limited

	30 June 2005			30 June 2004
	Total revenue	Attributable surplus/ (deficit)	Distributions to Crown	Attributable surplus/ (deficit)	Distributions to Crown
	$m	$m	$m	$m	$m
SOEs
Agriquality New Zealand Limited	81	3	(2)	3	(2)
Airways Corporation of New Zealand Limited	128	8	(10)	9	(12)
Asure New Zealand Limited	50	2	(1)	2	—
Electricity Corporation of New Zealand Limited	8	4	(9)	—	(10)
Genesis Power Limited	1,496	70	(23)	80	(25)
Landcorp Farming Limited	155	49	(2)	15	(34)
Meridian Energy Limited	1,656	218	(148)	133	(17)
Meteorological Service of New Zealand Limited	31	4	(7)	3	(1)
Mighty River Power Limited	684	121	(30)	100	(75)
New Zealand Post Limited	1,209	137	(28)	37	(18)
New Zealand Railways Corporation	157	1	—	1	(4)
Solid Energy New Zealand Limited	378	6	—	34	(10)
Timberlands West Coast Limited	22	2	(1)	(5)	—
Transpower New Zealand Limited	673	141	(40)	59	(17)
Transmission Holdings Limited	135	15	(7)	14	(10)
Animal Control Products	4	1	(1)	—	—
Learning Media Limited	15	1	—	—	—
Quotable Value New Zealand	15	1	(1)	—	—
Total State-owned Enterprises	6,897	784	(310)	485	(235)

Air New Zealand Limited(1)	3,677	174	(34)	187	(16)

Total SOEs and Air New Zealand Limited	10,574	958	(344)	672	(251)
Intra-segmental eliminations	(309)	—	—	—	—
Total per statement of segments	10,265	958	(344)	672	(251)

Crown Entities

Accident Compensation Corporation	3,472	(794)	—	876	—
Crown research institutes	559	7	(15)	13	—
District health boards (including the Residual Health Management Unit)	7,486	(19)	—	(71)	—
Earthquake Commission	411	164	—	300	—
Housing New Zealand Corporation	696	14	(44)	44	(26)
Museum of New Zealand Te Papa Tongarewa	41	(8)	—	(13)	—
New Zealand Fire Service Commission	261	23	—	13	—
Public Trust	83	1	—	—	—
School boards of trustees	4,064	32	—	58	—
Tertiary education commission	2,157	—	—	12	—
Tertiary education institutions	—	133	—	139	—
Transit New Zealand	892	412	—	222	—
Television New Zealand Limited	438	6	(38)	—	—
Other	3,874	50	—	116	(4)
Total Crown Entities	24,434	21	(97)	1,709	(30)
Intra-segmental eliminations	(1,623)	(122)	—	—	—
Total per statement of segments	22,811	(101)	(97)	1,709	(30)
Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	33,076	857	(441)	2,381	(281)

(1)                        As outlined on page 81 of the 2002 Crown financial statements, on acquisition of Air New Zealand Limited, aircraft assets were recorded at fair value. Crown accounting policy is to revalue the aircraft assets annually, whereas the treatment adopted in Air New Zealand Limited’s financial statements is to record aircraft values at the lower of carrying value or recoverable amount, the latter being defined as the higher of market value or value-in-use.  Ongoing revaluation movements will impact on the result as presented under Crown accounting policies which is largely the reason the result included in the Crown financial statements differs from that published in the financial statements of Air New Zealand Limited.

Financial Interest in SOEs, Crown entities and Air New Zealand Limited

	Cashflow net purchase of assets	Property, plant and equipment	Total assets	Total borrowings	Total liabilities	Equity at 30 June 2005	Equity at 30 June 2004
	$ m	$ m	$ m	$ m	$ m	$ m	$ m
SOEs

Agriquality New Zealand Limited	10	18	39	8	17	22	20
Airways Corporation of New Zealand Limited	17	100	121	21	81	40	41
Asure New Zealand Limited	—	1	19	—	10	9	8
Electricity Corporation of New Zealand Limited	—	—	23	16	21	2	6
Genesis Power Limited	241	1,332	1,850	253	481	1,369	992
Landcorp Farming Limited	30	804	1,023	185	193	830	666
Meridian Energy Limited	307	3,796	4,349	1,392	1,880	2,469	1,801
Meteorological Service of New Zealand Limited	—	8	15	4	8	7	11
Mighty River Power Limited	78	2,437	2,666	469	633	2,033	886
New Zealand Post Limited	41	341	2,492	1,804	2,009	483	350
New Zealand Railways Corporation	54	1	83	15	56	27	8
Solid Energy New Zealand Limited	71	144	252	—	84	168	161
Television New Zealand Limited	—	—	—	—	—	—	—
Timberlands West Coast Limited	2	59	72	4	6	66	65
Transpower New Zealand Limited	109	2,077	2,747	1,515	1,574	1,173	1,044
Transmission Holdings Ltd	12	150	179	52	78	101	95
Animal Control Products	—	1	5	—	1	4	—
Learning Media Limited	—	1	11	—	6	5	—
Quotable Value New Zealand	2	6	15	2	8	7	—
Total State-owned Enterprises	974	11,276	15,961	5,740	7,146	8,815	6,154

Air New Zealand Limited	523	1,979	3,750	893	2,483	1,050	718

Total SOEs and Air New Zealand Limited	1,497	13,255	19,711	6,633	9,629	9,865	6,872
Minority Interest	—	—	—	—	—	215	139
Intra-segmental eliminations	—	—	(35)	(16)	(33)	—	—
Total per statement of segments	1,497	13,255	19,676	6,617	9,596	10,080	7,011

Crown Entities

Accident Compensation Corporation	77	151	9,434	—	13,601	(4,167)	(3,375)
Crown research institutes	40	312	457	45	142	315	318
District health boards (including the Residual Health Management Unit)	346	3,212	3,790	1,090	2,313	1,477	1,364
Earthquake Commission	3	10	4,646	—	92	4,554	4,390
Housing New Zealand Corporation	315	11,427	11,561	1,769	1,901	9,660	8,369
Museum of New Zealand Te Papa Tongarewa	9	851	878	—	8	870	879
New Zealand Fire Service Commission	36	406	439	15	76	363	303
Public Trust	1	6	708	658	668	40	39
School boards of trustees	214	683	1,551	65	647	904	1,117
Television New Zealand Limited	12	113	321	—	59	262	304
Tertiary education commission	6	11	225	—	207	18	16
Tertiary education institutions	—	—	5,011	—	—	5,011	4,367
Transit New Zealand	573	14,919	15,057	—	134	14,923	13,100
Other	59	151	2,328	1,067	1,738	590	470
Total Crown Entities	1,691	32,252	56,406	4,709	21,586	34,820	31,661
Intra-segmental eliminations	—	—	(974)	(842)	(974)	—	—
Total per statement of segments	1,691	32,252	55,432	3,867	20,612	34,820	31,661
Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	3,188	45,507	75,108	10,484	30,208	44,900	38,672

Information for the International Monetary Fund on Special Data Dissemination Standards

The following information is produced to meet International Monetary Fund (IMF) Special Data Dissemination Standards (SDDS) for central government debt.

Core Crown Borrowing Statement

$ million

Total Gross Sovereign-Issued Debt	35,045

New Zealand dollars	1,189
United States dollars	8,630
Japanese yen	285
Euro & other currencies	4,095
Reserve position at IMF	702
Total Marketable Securities, Deposits and Equity Investments	14,901

Cash	588
Student Loans	6,465
Other advances	2,320
Total Advances and Cash	9,373

Net core Crown debt	10,771

Maturity Profile of Gross Sovereign-issued Debt

	Refinancing/repricing risk
$ million	< 1 year	1 - 2 years	2 - 5 years	5 - 10 years	> 10 years	Total
New Zealand-Dollar Debt

Government Stock	2,964	3,150	4,593	9,494	2,035	22,237

Treasury Bills	5,466	—	—	—	—	5,466

FX contracts and loans	(5,140)	(5)	(196)	(582)	(200)	(6,123)

Retail Stock	476	68	38	—	—	583

Total New Zealand-Dollar Debt	3,767	3,214	4,435	8,912	1,836	22,163

Total Foreign-Currency Debt	9,394	1,310	1,254	665	279	12,882

Total Gross Sovereign-Issued Debt	13,161	4,524	5,689	9,577	2,115	35,045